Exhibit 10.204

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into and made effective as of November 19, 2003 (the “Effective Date”) by and between SYRRX, INC., a Delaware corporation having its principal place of business at 10410 Science Center Drive, San Diego, CA 92121 (“Syrrx”), and DEVELOPMENT PARTNERS, LLC, a Delaware limited liability company having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), a wholly owned subsidiary of PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD, Inc.”). Syrrx and PPD are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” PPD, Inc. is a party to this Agreement solely for purposes of Sections 17.18 and 17.19.

RECITALS

WHEREAS, Syrrx possesses proprietary design expertise and know-how related to the discovery and identification of small molecules for drug development in a variety of disease areas; and

WHEREAS, PPD is a provider of drug discovery and development services for pharmaceutical, biotechnology and medical device companies, with expertise and capability in preclinical studies and clinical trials; and

WHEREAS, PPD and Syrrx desire to collaborate on the discovery, development, and further preclinical investigation of serine protease dipeptidyl IV inhibitors with the intent of developing or commercializing one or more such inhibitors as human drug products in the Field under the terms of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Accepted Disease” means, with respect to a particular IND Ready Candidate, the Nominated Disease that corresponded with such IND Ready Candidate when it was accepted as such.

1.2 “Affiliate” means, (a) with respect to Syrrx, a particular person, corporation, partnership, or other entity that controls, is controlled by or is under common control with Syrrx; and (b) with respect to PPD, (i) PPD, Inc. or (ii) a particular person, corporation, partnership, or other entity that controls, is controlled by or is under common control with PPD or PPD, Inc. For the purposes of the definition in this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3 “Allowable Expenses” means those expenses incurred after the first commercial launch of a Collaboration Product, PPD Terminated Product or Syrrx Terminated Product, which are generally consistent with the Commercialization Plan and Commercialization Budget (or the equivalent for a PPD Terminated Product or Syrrx Terminated Product) and are specifically attributable to such Collaboration Product, PPD Terminated Product or Syrrx Terminated Product, and shall consist of (a) Cost of Goods Sold, (b) Commercialization Costs, (c) Distribution Expenses, (d) Post-Launch Product R&D Expenses, (e) Allocated Administration Expenses, (f) Patent Expenses, (g) Currency Gains or Losses, and (h) Regulatory Expenses (as such terms are defined in this Article 1 or in Exhibit A). Allowable Expenses shall exclude Pre-Commercialization Costs and Development Costs, even if incurred after the first commercial launch of a Collaboration Product, PPD Terminated Product or Syrrx Terminated Product.

1.4 “Change of Control” means the occurrence of any of the following: (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets in one or a series of related transactions to a Third Party. Notwithstanding Section 17.19, this Section 1.4 shall not apply to any Affiliate of Syrrx that is (i) a subsidiary of Syrrx, (ii) has not performed any work under the Collaboration, and (iii) does not have any rights with respect to DP4 IP, this Agreement or Syrrx Technology.

1.5 “Clinical Development” means those Development activities that take place after a Lead Candidate, Potential IND Ready Candidate or Reserved IND Ready Candidate is accepted as an IND Ready Candidate, including the design and manufacturing of CTM and Finished Product incorporating the IND Ready Candidate or a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof.

1.6 “Collaboration” means all activities performed by or on behalf of Syrrx or PPD in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.

1.7 “Collaboration Product” means a human therapeutic product that (a) comprises, consists of, or incorporates an IND Ready Candidate (or a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof) together with any formulation ingredients, regardless of the formulation or mode of administration of such product, and (b) is not a Partnered Product, PPD Terminated Product, Syrrx Terminated Product or Other Product.

1.8 “Commence”, when used to describe a Phase I Trial, Phase II Trial, Phase IIIa Trial, Phase IIIb Trial, or Phase IV Trial, shall mean the first dosing of the first patient for such trial.

1.9 “Commercialization” shall mean all activities that are undertaken during and/or after Completion of a Phase IIIa Trial for a particular Collaboration Product and that relate to the commercial manufacture, marketing and sale of such Collaboration Product including Pre-Commercialization, advertising, education, planning, marketing, promotion, distribution, market and product support studies, Phase IIIb Trials (except for those Phase IIIb Trials designated by the Parties as being part of Development) and Phase IV Trials.

1.10 “Complete”, when used to describe a Phase I Trial, Phase II Trial, Phase IIIa Trial, Phase IIIb Trial, or Phase IV Trial, shall mean the date when all data and results of such trial have been collected and analyzed and the final study report has been approved by the JOC.

1.11 “Compound Screening” means the activities described in Section 3.4(a).

1.12 “Confidential Information” shall have the meaning assigned to it in Section 12.1.

1.13 “Control” means, with respect to an item of Information, compound, material or intellectual property right, that a Party owns or has a license to such item, a Patent claiming such compound, or right and has the ability to disclose and grant a license or sublicense as provided for in this Agreement under such item, Patent, or right without violating the terms of any agreement or other arrangement with any Third Party.

1.14 “CTM” means a Collaboration Product that is in a finished pharmaceutical dosage form that is (a) suitable for administration and dosing to humans in clinical trials, but (b) not suitable for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

1.15 “Development” means all activities relating to identifying and characterizing Target Inhibitors, submitting for and conducting Phase I Trials, Phase II Trials, and Phase IIIa Trials (and where approved by the Parties pursuant to Section 3.2(e), certain Phase IIIb Trials) upon Collaboration Products, PPD Terminated Products or Syrrx Terminated Products, obtaining Regulatory Approval of a Collaboration Product, and all activities relating to developing the ability to manufacture Drug Substance, CTM and Finished Product. This includes, but is not limited to: (a) compound screening and optimization, medicinal chemistry, and SAR structure design, (b) preclinical testing, toxicology, formulation, clinical studies, regulatory affairs and outside counsel regulatory legal services and (c) manufacturing process development for bulk and final forms of Target Inhibitors, Drug Substance, CTM and Finished Product, validation documentation, all documentation generated in connection with the manufacturing and/or processing activities and manufacturing and quality assurance technical support activities with respect to CTM or Finished Product, provided that they occur prior to the first commercial sale of a Collaboration Product. Development shall not include a Party’s costs incurred in connection with the construction of a manufacturing facility.

1.16 “Development Budget” shall have the meaning set forth in Section 3.3(a).

1.17 “Development Costs” means the direct expenses incurred by a Party through its internal efforts or the efforts of a Third Party on account of such Party, provided such costs are incurred after the Effective Date and consistent with the Development Plan and Development Budget (or the equivalent for a PPD Terminated Product or Syrrx Terminated Product) and are specifically attributable to the Compound Screening or Preclinical Development of Target Inhibitors, the Clinical Development of Collaboration Products under Development Plans and Development Budgets, or the Clinical Development of PPD Terminated Products or Syrrx Terminated Products under the equivalent of a Development Plan and Development Budget, including, without limitation:

(a) costs of conducting Compound Screening efforts;

(b) costs of conducting Preclinical Development to accept or reject a Lead Candidate as an IND Ready Candidate;

(c) costs of GMP manufacturing of Drug Substance;

(d) costs of designing and manufacturing of CTM for Phase I Trials, Phase II Trials and Phase IIIa Trials (and where approved by the Parties pursuant to Section 3.2(e), certain Phase IIIb Trials);

(e) costs of conducting Clinical Development of an IND Ready Candidate;

(f) costs of preparing, submitting, reviewing or developing data or information for IND or NDA submission, or equivalent regulatory filings outside of the United States;

(g) fees, including FDA user fees, associated with U.S. and foreign regulatory filings or other U.S. and foreign governmental requirements related to Collaboration Products;

(h) manufacturing process development and scale-up of CTM for Phase IIIa Trials (and Phase IIIb Trials to the extent such is treated as being included under Development as opposed to Commercialization) in bulk and finished form; and

(i) such other costs directly related to Development that are later identified and mutually agreed upon by the JOC.

Each of the foregoing may include PPD’s costs arising from its employee’s direct performance of the stated Development activities, provided that such costs shall be [*] of the normal and customary rates that PPD charges Third Parties at such time, in arm’s length transactions, for equivalent services.

Except as provided in the Initial Development Plan, each of the foregoing may also include Syrrx’s costs arising from its employee’s direct performance of the stated Development activities, provided that such costs shall be [*] of the normal and customary rates that Syrrx charges Third Parties at such time, in arm’s length transactions, for equivalent services.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding the foregoing, Development Costs shall exclude (X) a Party’s overhead expenses (to the extent not included in Section 1.17(i) or in rates to be charged by PPD or Syrrx for its employees as provided in the two preceding paragraphs above), Phase IIIb Costs for Phase IIIb Trials not treated as Development, and Phase IV Costs, (Y) costs associated with each Party’s preparation for and participation in meetings of the JOC, PT, JFC, JCC, JIPC or any other committee formed pursuant to this Agreement, and (Z) costs associated with each Party’s (i) record-keeping regarding expenses incurred or revenues received pursuant to this Agreement and (ii) preparation of financial reporting and reconciliation documents called for under this Agreement.

1.18 “Development Plan” shall have the meaning set forth in Section 3.2(a).

1.19 “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that a Party use commercially reasonable efforts to carry out its obligations in accordance with timelines set forth in a Development Plan, Commercialization Plan or Launch Plan by: (a) promptly assigning responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives. The Parties understand and agree that development timelines are subject to delays outside of the control of each Party and that lack of adherence to development timelines attributable as a direct result of the occurrence of one or more of these delays, despite reasonable efforts to avoid such, shall not be considered failure to use Diligent Efforts. Delays may be caused by Third Party vendor non-performance, needed JOC or subcommittee action or approvals, FDA requirements or inaction, patient enrollment problems, investigator performance failure, potential adverse safety findings and Investigational Research Board (IRB) inaction.

1.20 “Direct Commercialization” shall have the meaning assigned in Section 5.1(b).

1.21 “DP4 IP” means any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials), and all Patents relating thereto, made, conceived or reduced to practice by a Party or its Affiliate [*].

1.22 “Drug Substance” means a Lead Candidate (or a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof) together with any formulation ingredients, that is suitable for administration and dosing to animals.

1.23 “Early Stage Development Costs” means all Development Costs other than (a) Phase IIIa Development Costs and (b) Phase IIIb Costs (in instances where the Parties agreed, pursuant to Section 3.2(e), to classify the Phase IIIb Trial as part of Development).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.24 “Exercise Period” means, with respect to a particular Rejected Inhibitor, a period, prior to the expiration (pursuant to Section 3.7(d)) of the option set forth in Section 3.7(a) for such Rejected Inhibitor, that (a) starts with Syrrx’s written notification to PPD that it has Completed the first Phase I Trial or Phase II Trial for such Rejected Inhibitor and (b) ends [*] later after receipt by PPD of the final study report for such Phase I Trial or Phase II Trial.

1.25 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.26 “Field” means the treatment of humans for one or more of the following diseases: [*] and type-2 diabetes, and [*].

1.27 “Finished Product” means a Collaboration Product in a finished pharmaceutical dosage form that is suitable for commercial sale (for example, without limitation, in packaged form such as blister packs or other containers and including external packaging and package inserts).

1.28 “Good Cause” means, at the time that PPD issues a PPD Notice pursuant to Section 4.3, Syrrx does not have the financial ability to satisfy or otherwise remove any then existing liens or obligations which contractually preclude Syrrx from granting, pledging, assigning and/or conveying to PPD liens and security interests in all of Syrrx’s property and assets (other than the Excluded Assets) as required under Section 4.4(h).

1.29 “Good Clinical Practices” or “GCP” shall mean current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.30 “Good Laboratory Practices” or “GLP” shall mean current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR §58 at the time of testing and all applicable ICH guidelines.

1.31 “Good Manufacturing Practices” or “GMP” shall mean current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.32 “IND” means an Investigational New Drug Application filed with the FDA necessary to commence human clinical trials in conformance with applicable laws and regulations.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.33 “IND Ready Candidate” means (a) a former Lead Candidate that the JOC decided meets Nomination Criteria and was accepted in accordance with Section 3.6(d)(i) or (b) a former Reserved IND Ready Candidate that was accepted by the JOC in accordance with Section 3.6(d)(ii). IND Ready Candidates are incorporated into Collaboration Products that undergo Clinical Development under the Collaboration.

1.34 “Independent Profit” means the profits or losses resulting from the Commercialization of a particular Syrrx Terminated Product or PPD Terminated Product and shall be equal to Net Sales for such Product less Allowable Expenses for such Product.

1.35 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.36 “Inhibitor of Target” means [*].

1.37 “Initial Development Budget” means the Development Budget that the Parties have agreed upon in writing as of the Effective Date.

1.38 “Initial Lead Candidates” means Syrrx compounds: SYR110085, SYR110322 and [*].

1.39 “Initial Development Plan” means the Development Plan that the Parties have agreed upon in writing as of the Effective Date.

1.40 “Initial Target Inhibitors” means the Target Inhibitors disclosed by Syrrx to PPD in writing as of the Effective Date.

1.41 “Joint Commercialization Committee” or “JCC” means the committee described in Section 2.4.

1.42 “Joint Finance Committee” or “JFC” means the committee described in Section 2.5.

1.43 “Joint IP” means any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials), and all Patents relating thereto, that is (a) made, conceived or reduced to practice jointly by employee(s) or agent(s) of both Parties in the performance of the Collaboration and (b) is not DP4 IP, PPD Information or Syrrx Information.

1.44 “Joint Intellectual Property Committee” or “JIPC” means the committee described in Section 2.6.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.45 “Joint Operating Committee” or “JOC” means the committee described in Section 2.2.

1.46 “Launch Budget” shall have the meaning assigned in Section 5.4(a).

1.47 “Launch Plan” shall have the meaning assigned in Section 5.4(a).

1.48 “Lead Candidate” means a Target Inhibitor that the JOC decided meets the Lead Candidate Selection Criteria and that has been selected by the JOC pursuant to Section 3.6(c).

1.49 “Lead Candidate Screening” means activities performed to determine whether a particular Target Inhibitor satisfies the Lead Candidate Selection Criteria.

1.50 “Lead Candidate Selection Criteria” means the criteria approved by the JOC that each Target Inhibitor must fulfill before the JOC can select it for Preclinical Development pursuant to Section 3.6(c), as a Lead Candidate for such disease. Lead Candidate Selection Criteria shall at least include [*].

1.51 “Lead Marketing Party” shall have the meaning assigned in Section 5.5.

1.52 “Licensing Revenues” means any and all forms of consideration that the Parties receive from a Third Party Partner in connection with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, imputed income on interest-free loans received from such Third Party and other similar payments; provided, however, that Licensing Revenues shall exclude any amounts received by a Party or its Affiliate by way of (a) an equity investment by such Third Party (but solely to the extent that such investment is at a price equal to or less than [*] of the fair market value of such Party’s or its Affiliate’s stock sold in such investment), (b) a loan at then current market rates and terms, (c) research and development support (at a reasonable FTE value), (d) reimbursement of patent prosecution, maintenance, enforcement or defense expenses, or (e) payments directly attributable to supplying goods (at no more than [*] of actual manufacturing cost) and/or services to such Third Party to enable their Clinical Development or commercialization of such Partnered Product.

1.53 [*].

1.54 “NDA” means a New Drug Application submitted and filed with the FDA necessary for approval of a drug in conformance with applicable laws and regulations.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.55 “Net Sales” means the total amount billed or invoiced in United States dollars (or converted thereto in accordance with the Agreement) by a Party or its licensee, or sublicensees (to the extent licensing and sublicensing is permitted under this Agreement) for sales of Collaboration Products, PPD Terminated Products or Syrrx Terminated Products to a Third Party less, to the extent included within the amount invoiced to and paid by the customer, deductions for: (a) transportation charges, and other charges, such as insurance, relating thereto, (b) sales and excise taxes, customs and any other governmental charges, all to the extent imposed upon the sale of the Collaboration Products and paid by the selling party, (c) distributors fees, rebates or allowances actually granted or allowed, including government and managed care rebates, (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Collaboration Products, and (e) allowances or credits to customers, not in excess of the selling price of the Collaboration Products, on account of governmental requirements, rejection, outdating recalls or return of the Collaboration Products.

1.56 “New Target Inhibitor” shall have the meaning set forth in Section 3.6(a)(ii).

1.57 “Nominated Disease” means, with respect to a particular Lead Candidate, the disease within the Field for which such Lead Candidate was selected for Preclinical Development.

1.58 “Nomination Criteria” means, with respect to each disease in the Field, the criteria proposed by the PT and approved by the JOC that the JOC must reasonably consider before accepting or rejecting each Lead Candidate, pursuant to Section 3.6(d), as an IND Ready Candidate for such disease. The Parties anticipate such criteria to be equivalent to the data needed to support an IND filing for such disease. Nomination Criteria shall at least include [*].

1.59 “Other Product” means a human therapeutic pharmaceutical product that (a) comprises, consists of, or incorporates (i) a Target Inhibitor listed in the Target Inhibitor Catalog, Lead Candidate, Potential IND Ready Candidate, or Reserved IND Ready Candidate, or (ii) a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof, regardless of the formulation or mode of administration of such product and (b) is not a Collaboration Product, Partnered Product, Syrrx Terminated Product or PPD Terminated Product.

1.60 “Partnered Commercialization” shall have the meaning assigned in Section 5.1.

1.61 “Partnered Product” means, with respect to particular territories and diseases, (a) a former Collaboration Product, PPD Terminated Product or Syrrx Terminated Product that is the subject of a Partnering Agreement; and (b) all other human therapeutic products that (i) contain the same IND Ready Candidate (or a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof) as such former Collaboration Product, PPD Terminated Product or Syrrx Terminated Product and (ii) are the subject of the same Partnering Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.62 “Partnering Agreement” means an executed and in-force written agreement between one or both Parties and a Third Party, wherein such Third Party is granted the right to develop (if applicable) and commercialize, alone or in collaboration with Syrrx and/or PPD, a human therapeutic product that comprises, consists of, or incorporates an IND Ready Candidate (or a prodrug, metabolite, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof). PPD and Syrrx shall both be parties to each Partnering Agreement for a former Collaboration Product. PPD (but not Syrrx) shall be a party to each Partnering Agreement for a former Syrrx Terminated Product. Syrrx (but not PPD) shall be a party to each Partnering Agreement for a former PPD Terminated Product. For clarity, an agreement in which a Party engages a Third Party to perform, on behalf of such Party, certain obligations of such Party under the Development Plan or Commercialization Plan is not a Partnering Agreement.

1.63 “Partnering Costs” means, with respect to a particular Partnered Product or its predecessor Collaboration Product, PPD Terminated Product or Syrrx Terminated Product, (a) the costs and expenses incurred by the Parties and approved by the JOC in connection with identifying and negotiating with potential Third Party Partners and preparing, negotiating and executing a Partnering Agreement for such Partnered Product, and (b) the costs and expenses incurred by the Parties in the performance of such Partnering Agreement, solely to the extent that such costs and expenses are not reimbursed by the Third Party Partner.

1.64 “Partnering Profit” means, on a quarter-by-quarter basis with respect to a particular Partnered Product, (a) the sum of the Parties’ Licensing Revenues for such Partnered Product for such quarter, minus (b) the sum of the Parties’ Partnering Costs for such Partnered Product for such quarter.

1.65 “Passive Marketing Party” shall have the meaning assigned in Section 5.5.

1.66 “Patent” means (a) an unexpired letters patent (including inventor’s certificates) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, or (b) a pending application for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.67 “Permitted Disease” means, with respect to a particular Rejected Inhibitor, any disease that is: (a) the Rejected Disease, provided that such disease is not a Pursued Disease at the time of the rejection of such Rejected Inhibitor and does not subsequently become a Pursued Disease prior to Syrrx’s initiation of GLP toxicology studies for such Rejected Inhibitor; (b) a disease within the Field that is not within the scope of [*] and that is not a Pursued Disease at the time of the rejection of such Rejected Inhibitor and does not subsequently become a Pursued Disease prior to Syrrx’s initiation of GLP toxicology studies for such Rejected Inhibitor; (c) a disease outside of the Field; and (d) a Pursued Disease for which at least thirty (30) months have passed since the most recent filing by the Parties of an IND for a Collaboration Product that is directed to such Pursued Disease.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.68 “Phase I Trial” means that portion of the clinical development program that generally provides for the first introduction into humans of a Collaboration Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the CTM in healthy patients, and generally consistent with 21 CFR §312.21(a).

1.69 “Phase II Trial” means a clinical trial of a Collaboration Product on patients, including possibly pharmacokinetic and dose ranging studies, the principal purposes of which are to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Collaboration Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b).

1.70 “Phase III Loan” means a line of credit provided by PPD to Syrrx pursuant to Article 4 for the financing of some or all of Syrrx’s portion of Shared Phase IIIa Development Costs (and Phase IIIb Costs, if applicable).

1.71 “Phase IIIa Development Costs” means all Development Costs incurred by either Party for (a) direct support of the performance of a Phase IIIa Trial for a Collaboration Product, PPD Terminated Product or Syrrx Terminated Product or (b) process development for a Collaboration Product, PPD Terminated Product or Syrrx Terminated Product in a Phase IIIa Trial. For clarity, Phase IIIa Development Costs include (i) costs to formulate and manufacture Phase IIIa Trial CTM and (ii) excludes Phase IIIb Costs, unless the Parties mutually agree to treat a Phase IIIb Trial within the scope of Development as provided under Section 3.2(e), in which case Phase IIIa Development Costs shall include Phase IIIb Costs.

1.72 “Phase IIIa Trial” means that portion of the clinical development program that provides for the pivotal human clinical trials of a Collaboration Product, which trial(s) is/are designed to (a) establish that such Collaboration Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Collaboration Product in the dosage range to be prescribed; (c) be a pivotal study for submission of a NDA, and (d) be generally consistent with 21 CFR §312.21(c), but excluding a Phase IIIb Trial.

1.73 “Phase IIIb Costs” means, with respect to a Phase IIIb Trial for a Collaboration Product, (a) if the Parties agree pursuant to Section 3.2(e) that such trial will be considered part of Development, then, all Development Costs incurred by either Party for direct support of the performance of such trial, or (b) if the Parties do not agree pursuant to Section 3.2(e) that such trial will be considered part of Development, then all costs incurred by either Party for direct support of the performance of such trial if any only if such costs would have been Development Costs if such trial had been considered part of Development.

1.74 “Phase IIIb Trial” means product support clinical trials of a Collaboration Product (i.e., a clinical trial which is not required for receipt of Regulatory Approval but which may be useful in providing additional drug profile data) commenced before receipt of Regulatory Approval.

1.75 “Phase IV Trial” means any clinical trial of a Collaboration Product that is commenced in a particular country after receipt of Regulatory Approval in such country.

1.76 “Phase IV Costs” means all expenses incurred by either Party or for its account which are generally consistent with the Commercialization Plan and specifically attributable to: (a) direct support of the performance of a Phase IV Trial for a Collaboration Product or (b) process development for a Collaboration Product in a Phase IV Trial. All Phase IV Costs shall be treated as Post-Launch Product R&D Expenses in accordance with Exhibits A and B.

1.77 “Potential IND Ready Candidate” means (a) a former Lead Candidate that was not accepted as an IND Ready Candidate pursuant to Section 3.6(d)(ii) or (b) a former Reserved IND Ready Candidate that was redesignated as a Potential IND Ready Candidate in accordance with Section 3.6(d)(ii).

1.78 “PPD Existing Patent Rights” means all Patents Controlled by PPD or its Affiliate as of the Effective Date.

1.79 “PPD Generic Third Party Agreement” means, with respect to a particular PPD Terminated Product, an agreement between PPD and a Third Party that relates to such PPD Terminated Product and to other products as well.

1.80 “PPD Information” means all Information (other than DP4 IP) produced by PPD or its Affiliate (solely or together with Syrrx) in the course of performing the Development Plan or the Commercialization Plan. For clarity, PPD Information includes all Information generated by PPD or its Affiliate during the course of the Collaboration that is related to Regulatory Filings or Regulatory Documentation other than DP4 IP.

1.81 “PPD Specific Third Party Agreement” means, with respect to a particular PPD Terminated Product, an agreement between PPD and a Third Party that relates solely to such PPD Terminated Product.

1.82 “PPD Technology” means (a) PPD Information, (b) all data contained in Regulatory Documentation (other than DP4 IP, PPD Information and Syrrx Information), and (c) all Information and Patents that (i)are Controlled by PPD or its Affiliate during the Term as a result of PPD’s or its Affiliate’s entry into a license agreement with a Third Party and (ii) that (1) relate to the composition of matter, manufacture or use of a Target Inhibitor or (2) are incorporated into any Product or necessary for the discovery, identification, manufacture, development, and commercial use or sale of any Product.

1.83 “PPD Terminated Product” means

(a) a former Collaboration Product for which PPD terminated its rights and obligations pursuant to Section 13.2(c); and

(b) all other human therapeutic products that contain the same IND Ready Candidate (or a prodrug, metabolite specific to such former Collaboration Product, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof) as such former Collaboration Product.

1.84 “Preclinical Development” means, with respect to a particular Target Inhibitor, all Development activities performed after its selection as a Lead Candidate and prior to the time that it is accepted as an IND Ready Candidate. In particular, Preclinical Development shall include those studies set forth as Nomination Criteria by the JOC.

1.85 “Pre-Commercialization” means all Commercialization activities undertaken prior to or less than one (1) year after the launch date in accordance with the Launch Plan of a Collaboration Product. Pre-Commercialization shall include advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution and enforcement, and other activities included within the Launch Plan.

1.86 “Pre-Commercialization Costs” means the expenses, excluding Development Costs, incurred prior to or less than one (1) year after the launch date in accordance with the Launch Plan of a Collaboration Product, by a Party or for its account which are specifically attributable to the Pre-Commercialization of such Collaboration Product and generally consistent with the Launch Budget. Pre-Commercialization Costs shall exclude administrative expenses that are not attributable to sales force procurement, training, retention and compensation.

1.87 “Product” means a Collaboration Product, Other Product, Partnered Product, PPD Terminated Product or Syrrx Terminated Product.

1.88 “Product Profit” means the profits or losses resulting from the Commercialization of Collaboration Products and shall be equal to Net Sales of Collaboration Products less Allowable Expenses for Collaboration Products.

1.89 “Project Team” or “PT” means the committee described in Section 2.3.

1.90 “Pursued Diseases” means (a) all diseases in the Field for which, at the time in question, a Lead Candidate, IND Ready Candidate, Collaboration Product or Partnered Product is being developed under the Collaboration, (b) all diseases in the Field for which, at the time in question, a Syrrx Terminated Product is being developed outside of the Collaboration, [*].

1.91 “Regulatory Agent” means that Party designated by an appropriate authorization to the FDA to be the primary contact with, and recipient of correspondence from, the FDA in connection with any FDA matter or filing relating to a Collaboration Product.

1.92 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Collaboration Product in a regulatory jurisdiction.

1.93 “Regulatory Documentation” means, with respect to a Collaboration Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

agency such as in the European Union) relating to such Product, and all data contained therein (other than DP4 IP, PPD Information and Syrrx Information), including, without limitation, the contents of any IND(s), NDA(s), BLA(s), Drug Master File (“DMF”), correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.94 “Regulatory Filing” means the new drug application (“NDA”) or biologic license application (“BLA”) or investigational new drug application (“IND”) or any foreign counterparts thereof and any other filings required by Regulatory authorities relating to the study, manufacture or commercialization of any Collaboration Product.

1.95 “Rejected Disease” means, with respect to a particular Rejected Inhibitor, the Nominated Disease that corresponded with such Rejected Inhibitor when it was a Lead Candidate.

1.96 “Rejected Inhibitor” means (a) a former Potential IND Ready Candidate that Syrrx selects in accordance with Section 3.6(d)(ii) and that has not been redesignated a Potential IND Ready Candidate in accordance with Section 3.6(e); (b) a former Lead Candidate for which PPD notifies Syrrx in writing pursuant to Section 3.4(c) of its decision to terminate Preclinical Development activities; and (c) a Target Inhibitor upon which Syrrx has performed some Compound Screening activities and for which PPD subsequently notifies Syrrx in writing pursuant to Section 3.4(a) of its decision to terminate Compound Screening activities. For clarity, a Target Inhibitor shall cease to be listed in the Target Inhibitor Catalog at such time as it becomes a Rejected Inhibitor.

1.97 “Reserved IND Ready Candidate” means a former Potential IND Ready Candidate that is designated as such in accordance with Section 3.6(d)(ii) and has not been redesignated, pursuant to Section 3.6(d)(ii), as a Potential IND Ready Candidate.

1.98 “Shared Phase IIIa Development Costs” means all Phase IIIa Development Costs incurred by either Party with respect to a Collaboration Product for which the Parties have entered into a Phase III Loan or Syrrx is paying half of Phase IIIa Development Costs out of its own resources.

1.99 “Sole IP” means any and all inventions, developments, results, know-how and other Information (including physical, chemical or biological materials), and all intellectual property relating thereto, that is (a) made, conceived or reduced to practice solely by employee(s) or agent(s) of a Party in the performance of its duties to the Collaboration and (b) is not DP4 IP, PPD Information or Syrrx Information.

1.100 “Syrrx Existing IP” means all rights to all Patents Controlled by Syrrx or its Affiliate as of the Effective Date.

1.101 “Syrrx Generic Third Party Agreement” means, with respect to a particular Syrrx Terminated Product, an agreement between Syrrx and a Third Party that relates to such Syrrx Terminated Product and to other products as well.

1.102 “Syrrx Information” means all Information (other than DP4 IP) produced solely by Syrrx or its Affiliate in the course of performing the Development Plan or the Commercialization Plan. For clarity, Syrrx Information includes Information generated solely by Syrrx or its Affiliate during the course of the Collaboration that is related to Regulatory Filings or Regulatory Documentation.

1.103 “Syrrx Specific Third Party Agreement” means, with respect to a particular Syrrx Terminated Product, an agreement between Syrrx and a Third Party that relates solely to such Syrrx Terminated Product.

1.104 “Syrrx Technology” means (a) DP4 IP, (b) Syrrx Information, and (c) all Information and Patents (i) that are Controlled by Syrrx or its Affiliate during the Term as a result of Syrrx’s or its Affiliate’s entry into a license agreement with a Third Party and (ii) that (1) relate to the composition of matter, manufacture or use of a Target Inhibitor or (2) are incorporated into any Product or necessary for the discovery, identification, manufacture, development, and commercial use or sale of any Products.

1.105 “Syrrx Terminated Product” means

(a) a former Collaboration Product for which:

(i) Syrrx terminated its rights and obligations pursuant to Section 13.2(c); or

(ii) pursuant to Section 4.3(e), Syrrx elects without Good Cause to decline the offer of a Phase III Loan and does not commit to pay for its half of the Phase IIIa Development Costs for the corresponding Collaboration Product and PPD Commences a Phase IIIa Trial for such Product; and

(b) all other human therapeutic products that contain the same IND Ready Candidate (or a prodrug, metabolite specific to such former Collaboration Product, ionized form (e.g., salt), solvate (e.g., hydrate), stereoisomer (e.g., enantiomer, diastereomer, mixture of isomers), resonant form, or tautomer thereof) as such former Collaboration Product.

1.106 “Target” means human serine protease dipeptidyl peptidase IV (DP4).

1.107 “Target Inhibitor” means [*].

1.108 “Term” shall have the meaning assigned to it in Section 13.1.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.109 “Third Party” means any individual, corporation, partnership, limited liability company or other entity other than (i) Syrrx, (ii) PPD or (iii) an Affiliate of either of them.

1.110 “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.

2. MANAGEMENT OF THE COLLABORATION

2.1 Overall Management Structure. The overall management of the Collaboration shall be vested in the Joint Operating Committee (the “JOC”), with responsibility, as further discussed in Section 2.2, for establishing the strategic direction of the Collaboration and for managing and directing the research, development and commercialization efforts of the Parties under the Collaboration. The JOC shall establish a Project Team (the “PT”) that reports to the JOC and assists with the day-to-day management of Preclinical Development, Clinical Development and launch of Target Inhibitors, IND Ready Candidates, and Collaboration Products, as the case may be. The JOC may establish one or more other committees that report to the JOC and assist the JOC in managing and directing the Collaboration. The committees formed by the JOC and PT are intended to facilitate management of the various Collaboration activities of the Parties; they shall provide information to the JOC upon which the JOC may base its decisions. Each Party agrees to use good faith, cooperative efforts to facilitate and assist the efforts of the JOC, PT and all such additional committees established by the JOC. The JOC may also establish a Joint Commercialization Committee (the “JCC”) to oversee the commercialization activities of the Parties with respect to Products. The JOC may also establish a Joint Finance Committee (“JFC”), to develop and submit to the JOC for approval, annual budgets of expenses to be incurred by the Parties for the development of Target Inhibitors, IND Ready Candidates, and Collaboration Products. In addition, the JOC may also establish a Joint Intellectual Property Committee (the “JIPC”) which shall be responsible for making recommendations to the JOC regarding intellectual property prosecution, Third Party licensing, infringement and patent enforcement issues relating to DP4 IP, Sole IP and Joint IP. Each committee may further establish one or more subcommittees as it deems appropriate and delegate one or more of its responsibilities to such subcommittee, provided that the subcommittee’s actions will be subject to review and approval by the committee.

2.2 Joint Operating Committee.

(a) Membership. The Joint Operating Committee (the “JOC”) shall be composed of at least six members, three members appointed by each Party. Each Party shall designate its initial JOC representatives within thirty (30) days after the Effective Date. Each Party may replace its JOC representatives at any time upon written notice to the other Party. PPD will designate one of its initial JOC representatives as the initial Chairperson of the JOC.

The Chairperson shall alternate between the Parties every twelve (12) months. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter.

(b) Responsibilities. During the term of this Agreement, the JOC shall meet at least on a quarterly basis as provided in Section 2.7. The JOC will make its decisions by unanimous vote, with each Party’s representatives collectively having one vote. It shall determine the overall strategy for the Collaboration and shall oversee the PT, JCC, JFC and JIPC and any other committees formed by it. In addition to the other duties specifically attributed to the JOC in this Agreement, the JOC shall (i) maintain the Target Inhibitor Catalog, (ii) evaluate the progress of the Development Plan and Commercialization Plan, (iii) determine the circumstances and terms under which a Party can engage a Third Party to perform certain obligations of such Party under the Development Plan or Commercialization Plan, (iv) monitor compliance with the diligence provisions set forth in Sections 3.5 and 5.9, (v) serve as the initial forum to resolve any disputes that arise in the PT, JCC, JFC or JIPC, (vi) approve all modifications and addenda to the Development Plan and Commercialization Plan, and (vii) approve all budgets including the Development Budgets, Commercialization Budgets and Launch Budgets, and any amendments to any budgets.

2.3 Project Team.

(a) Membership. The Parties shall establish a Project Team (“PT”) composed of as many members from each Party as deemed necessary to perform obligations set forth in a Development Plan. One representative from each Party on the PT shall be the individual at the Party with primary responsibility for the day-to-day management and execution of the Development Plan. The PT shall report directly to the JOC and shall take its direction from the JOC. Each Party may replace its appointed PT representatives at any time. PPD and Syrrx shall each designate one of its representatives as a co-Project Team Leader. The co-Project Team Leaders shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

(b) Responsibilities. During the Term, the PT shall meet at least monthly and as further needed as provided in Section 2.7. The PT serves an advisory role to the JOC and shall at all times defer to the authority of the JOC. The PT shall inform the JOC regarding matters relating to the advancement of Target Inhibitors to Lead Candidates, Preclinical Development of a Lead Candidate, Clinical Development of an IND Ready Candidate for use in the Accepted Disease or in any additional diseases approved pursuant to Section 3.8, in order to obtain Regulatory Approvals as set forth in Article 3, including the following activities: (i) preparation of proposed Development Plans and Development Budgets, and modifications thereto as needed; (ii) oversight of implementation of Development Plans and Development Budgets, (iii) oversight of outsourced work; and (iv) management of the flow of Information with respect to Preclinical Development being conducted for each Lead Candidate and Clinical Development being conducted for each IND Ready Candidate. At its meetings, the PT shall review the progress of the Development Plan and consider modifications to such Development Plan. The PT shall summarize for the JOC the progress of the Development Plan since the last JOC meeting, bring to the attention of the JOC any overarching issues or significant changes in a proposed modification or amendment to a Development Plan, and address any issues raised by the JOC at its previous meeting. The PT shall also propose Lead Candidate Selection Criteria or Nomination Criteria for different diseases within the Field and submit them to the JOC for approval. The PT shall prepare and timely submit to the JOC objective reports regarding Target Inhibitors or Lead Candidates that one or both Parties believe fulfill either the Lead Candidate Selection Criteria or the Nomination Criteria, as the case may be, for acceptance by the JOC as a Lead Candidate or an IND Ready Candidate pursuant to Section 3.6(b) or 3.6(d), as the case may be.

2.4 Joint Commercialization Committee.

(a) Membership. The JOC may establish a Joint Commercialization Committee (the “JCC”) that would be composed of four (4) members, with two (2) members appointed by each Party. It is anticipated that within thirty (30) days after the later of such establishment and the first IND Ready Candidate begins Clinical Development, each Party would appoint two representatives to the JCC. Each Party could replace its JCC representatives at any time upon written notice to the other Party. PPD would designate one of its representatives as the initial Chairperson of the JCC. The Chairperson would alternate between the Parties every twelve (12) months. The Chairperson would be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

(b) Responsibilities. Starting with its formation pursuant to Section 2.4(a) and continuing throughout the Term, it is anticipated that the JCC would meet at least quarterly as provided in Section 2.7. The JCC would operate by unanimous vote, with each Party’s representatives collectively having one vote. As the Development of Collaboration Products advances, the JCC would also evaluate, and make recommendations to the JOC regarding, potential arrangements for the manufacturing, marketing and sales, and/or licensing of a Collaboration Product to Third Parties. As set forth in greater detail in Article 5, the JCC would be responsible for overseeing the pre-launch and post-launch commercialization of Collaboration Products under the Collaboration. At its meetings, the JCC would review the progress of the Commercialization Plan and consider proposing to the JOC modifications to such Commercialization Plan. The JCC would also summarize for the JOC the progress of the Commercialization Plan since the last JOC meeting, bring to the attention of the JOC any overarching issues or significant changes in a proposed modified Commercialization Plan, and address any issues raised by the JOC at its previous meeting.

2.5 Joint Finance Committee.

(a) Membership. The JOC may also establish a Joint Finance Committee (the “JFC”) that would be composed of four (4) members, with two (2) members appointed by each Party. Each Party would be able to replace its JFC representatives at any time upon written notice to the other Party. Syrrx would designate one of its representatives as the initial Chairperson of the JFC. The Chairperson would alternate between the Parties every twelve (12) months. The Chairperson would be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

(b) Responsibilities. It is anticipated that the JFC, if formed, would meet at least quarterly during the Term, as provided in Section 2.7. The JFC would operate by unanimous vote, with each Party’s representatives collectively having one vote. The JFC would develop and submit to the JOC for approval Development Budgets, Launch Budgets, Commercialization Budgets and any other budgets required under this Agreement. In particular, the JFC would be responsible for providing the Parties with an estimated budget for Phase IIIa Development Costs (and, if applicable, Phase IIIb Costs) in order to establish the maximum amount of the Phase III Loan.

2.6 Joint Intellectual Property Committee. The JOC may also establish a Joint Intellectual Property Committee (the “JIPC”) that would devise a strategy for the protection of intellectual property arising from the Collaboration. It is anticipated that the committee would consist of one member from each Party’s senior management team or the Party’s designated alternate. The Syrrx representative would serve as the initial Chairperson of the JIPC. The Chairperson would alternate between the Parties every twelve (12) months.

2.7 Meetings. The Parties shall endeavor to schedule meetings of the JOC, PT, and all other committees that are formed, at least sixty (60) days in advance. Committee meetings held in person will alternate between sites designated by each Party or as otherwise agreed upon by the Parties. When possible, the meetings of a given committee should occur at the same location as the JOC meetings, with the JOC meeting occurring after the meetings of the other committees. With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as nonvoting observers. A meeting of a committee may be held by audio or video teleconference with the consent of both Parties. Meetings of a committee shall be effective only if at least one representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings.

2.8 Obligations of Parties. Syrrx and PPD shall provide the JOC, PT, and all other committees that are formed, and their authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the Collaboration which any such committee may reasonably require in order to perform its obligations hereunder, provided that if such records, documents or Information are under a bona fide obligation of confidentiality to a Third Party, then Syrrx or PPD, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

3. DEVELOPMENT

3.1 Overview.

(a) Goals. The general goals and intent of the Collaboration are to discover Target Inhibitors, to perform sufficient screening work on certain Target Inhibitors for them to satisfy Lead Candidate Selection Criteria to become Lead Candidates, to perform sufficient preclinical work on certain Lead Candidates for them to satisfy the Nomination Criteria to become IND Ready Candidates, and to clinically develop and commercialize, either alone or together with a Third Party Partner, Collaboration Products.

(b) General. In all matters related to the Collaboration, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties, to further each Development Plan and Commercialization Plan and to realize the economic potential of Collaboration Products.

(c) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Syrrx and PPD is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, or be or become or be deemed to be or to become, liable or responsible for the debts, liabilities or obligations of the other Party.

3.2 Development Plans.

(a) Definition. The Preclinical Development of Target Inhibitors and Lead Candidates and the Clinical Development of IND Ready Candidates shall be governed by a Development Plan that describes the proposed overall program to achieve regulatory agency registration of a Collaboration Product, including, but not limited to, description of Drug Substance, CTM, preclinical, clinical and regulatory activities, with estimated budgets and timelines necessary to achieve such approval related to an Accepted Disease (the “Development Plan”).

(b) Initial Development Plan. As of the Effective Date, the Parties have agreed upon and approved an Initial Development Plan that sets forth the Preclinical Development and Clinical Development studies for the Initial Lead Candidates. If the Initial Lead Candidates are terminated and the Parties later initiate Preclinical Development for type II diabetes upon one or more additional Lead Candidates, the Parties shall perform upon such Lead Candidates the types of Preclinical Development and Clinical Development studies described in the Initial Development Plan, or as further modified by the JOC.

(c) Development Plan Addenda. In addition to the Initial Development Plan, the Collaboration shall include one or more Development Plans that shall be approved by the JOC and made part of this Agreement by the JOC and attached hereto as Development Plan Addenda.

(d) Updates. The PT shall prepare and submit for the JOC’s consideration, by September 1 of each calendar year, an updated Development Plan that includes a detailed description of all Development anticipated to be performed during the following calendar year. The JOC shall provide comments on each such updated Development Plan within thirty (30) days following its submission to them. Within thirty (30) days following such original submission, the JOC shall either approve the original Development Plan or a modified version thereof that is consistent with the objectives for the Collaboration Products and the aims of the Collaboration. The Development Plan shall also be revised in accordance with Sections 3.4(d)(i) and 3.8.

(e) Phase IIIb Trials. For some diseases, the Parties may, but shall not be obligated to, choose to treat a selected Phase IIIb Trial as falling within the scope of Development, such as when such Phase IIIb Trial is typically performed in the industry in order to support a NDA or to expand the product label. By way of example, a Phase IIIb Trial for non-insulin dependent type II diabetes with more advanced disease is an example of a Phase IIIb Trial that is highly supportive of an NDA for type II diabetes. For clarity, if the Parties are unable to agree whether to include a Phase IIIb Trial within the scope of Development, the dispute will not be subject to arbitration under Article 16 and the Phase IIIb Costs will be deemed to be part of Commercialization.

(f) Third Party Development Contracts. To the extent a Party is performing any task under a Development Plan or Commercialization Plan that needs to be performed by a Third Party, such Party shall be responsible for entering into contracts with such Third Party. Prior to entry into a given Third Party contract, such contract shall be approved by the JOC pursuant to Section 2.2(b)(iii).

3.3 Development Budget.

(a) Definition. The expenses incurred by the Parties in the course of performing the Development Plan shall be governed by a development budget (“Development Budget”). Except as permitted by Sections 3.3(e)(ii) and 3.3(f)(ii), the Development Budget shall constitute the maximum Development Costs to be incurred thereunder in each calendar year, unless such budget is modified by the JOC.

(b) Initial Development Budget. As of the Effective Date, the Parties have agreed upon and approved an Initial Development Budget that sets forth the Parties’ financial projections for the Initial Development Plan.

(c) Development Budgets. A Development Budget shall be included with each Development Plan submitted to the JOC and attached hereto as a Development Plan Addendum or an updated Development Plan.

(d) Modifications. The JOC (or the JFC, if formed) shall prepare and submit to the Parties, by September 1 of each calendar year, an updated Development Budget that includes a detailed description of all Development costs authorized to be incurred during the following calendar year. The Parties shall provide comments on each such updated Development Budget within thirty (30) days following its submission to them. Within thirty (30) days following such original submission, the JOC shall either approve the original Development Budget or a modified version thereof that is consistent with the objectives for the development of Collaboration Products and the aims of the Collaboration.

(e) Early Stage Development Costs.

(i) Syrrx shall be solely responsible for [*] of Early Stage Development Costs for the Initial Lead Candidates. PPD shall bear the remainder of all Early Stage Development Costs for the Initial Lead Candidates after [*] is depleted. The Parties will strive to develop an IND Ready Candidate from among the Initial Lead Candidates and the Early Stage Development Costs for the Initial Lead Candidates leading to the first IND Ready Candidate will not exceed [*]. For clarity, the first [*] may be used for GMP manufacturing or GLP manufacturing if authorized by the JOC for Preclinical Development for the Initial Lead Candidates. The first [*] will not be used for costs associated with Compound Screening of Target Inhibitors other than the Initial Lead Candidates. In the event that the JOC decides to

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

terminate development of all of the Initial Lead Candidates or otherwise decides that the development of additional Target Inhibitors is warranted and the Early Stage Development Costs incurred with respect to the Initial Lead Candidates are less than [*], then the remaining portion of the [*] may be used for payment of Compound Screening costs and other Early Stage Development Costs for Preclinical Development of additional Target Inhibitors as approved by the JOC. Such costs shall be subject to approval by the JOC based upon a Development Plan for such additional Target Inhibitors. The JOC shall also determine whether any additional Preclinical Development work will be performed on any additional Target Inhibitors other than the Initial Lead Candidates in excess of the [*] referenced above. Such additional Preclinical Development work and the costs associated therewith shall be set forth in a Development Plan and Development Budget and approved by the JOC. If Syrrx desires to perform Preclinical Development work on Target Inhibitors beyond that which is authorized by the JOC, Syrrx may perform such additional Preclinical Development pursuant to this Agreement, provided however, that any costs that Syrrx incurs in performing such additional Preclinical Development shall not be treated as Early Stage Development Costs and shall be paid solely by Syrrx. If Syrrx elects to perform such additional Preclinical Development, it shall keep the JOC informed of the progress of such work and the costs associated therewith. If PPD later votes to accept a given Target Inhibitor that Syrrx develops without JOC approval as an IND Ready Candidate, any reasonable costs that Syrrx incurs in performing such additional Preclinical Development for that Target Inhibitor shall retroactively be deemed an Early Stage Development Cost.

(ii) Each Party shall maintain accurate books and records of all costs and expenses allowable as Early Stage Development Costs, within the Development Budget. Within 30 days after the end of each calendar quarter, each Party shall submit to the JOC a summary of all Early Stage Development Costs incurred during that quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. The JOC shall review all such expenses to determine if they fall within the Development Budget. Any amounts exceeding [*] of the Development Budget shall be borne by the Party making such expenditure, unless approved by JOC and if so approved shall be Early Stage Development Costs.

(iii) As long as Syrrx’s cumulative expenditures (both directly and through reimbursement of PPD) upon Early Stage Development Costs between the Effective Date and the end of the quarter for which the report provided pursuant to Section 3.3(e)(ii) pertains are less than a total of [*], the JOC shall send Syrrx an invoice to reimburse PPD an amount equal to the smaller of (1) its Early Stage Development Costs for such quarter or (2) that portion of its Early Stage Development Costs for such quarter, that once paid by Syrrx, would bring Syrrx’s cumulative expenditures (both directly and through reimbursement of PPD) upon Early Stage Development Costs since the Effective Date up to a total of [*]. Syrrx shall reimburse PPD for the amount stated on such invoice within thirty (30) days of receiving such invoice.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iv) Once Syrrx’s cumulative expenditures (both directly and through reimbursement of PPD) upon Early Stage Development Costs equals [*], PPD will thereafter be solely responsible for all future Early Stage Development Costs. PPD shall reimburse Syrrx for any Early Stage Development Costs that it incurs after such time within thirty (30) days of receiving an invoice from Syrrx therefore.

(v) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s submissions pursuant to this Section 3.3(e).

(f) Shared Phase IIIa Development Costs.

(i) Except as set forth in Section 3.3(f)(ii), all Shared Phase IIIa Development Costs shall be shared equally by the Parties.

(ii) Each Party shall maintain accurate books and records of all costs and expenses allowable as Shared Phase IIIa Development Costs, within the Development Budget. Within thirty (30) days after the end of each calendar quarter, each Party shall submit to the JOC a summary of all Shared Phase IIIa Development Costs incurred during that quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. The JOC shall review all such expenses to determine if they fall within the Development Budget. Any amounts exceeding [*] of the Development Budget shall be borne by the Party making such expenditure, unless approved by JOC and if so approved shall be Shared Phase IIIa Development Costs. The JOC shall submit to the Party that bore less than half of such Shared Phase IIIa Development Costs for that quarter (the “Invoiced Party”) an invoice for the amount that Party must remit to the other Party (the “Non-Invoiced Party) to bring the Invoiced Party’s share of the Shared Phase IIIa Development Costs up to one-half for the previous quarter. The Invoiced Party shall remit the amount on the invoice to the Non-Invoiced Party within 30 days of receiving such invoice. In the event that Syrrx is the Invoiced Party, it may remit such invoiced amount from its Phase III Loan and it may reimburse itself by drawing upon such Phase III Loan, for all other Shared Phase IIIa Development Costs it incurred during that quarter. In the event that Syrrx is the Non-Invoiced Party, it may reimburse itself by drawing upon its Phase III Loan for all Shared Phase IIIa Development Costs it incurred during that quarter that were not reimbursed by PPD pursuant to this Section 3.3(f)(ii). Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s submissions pursuant to this Section 3.3(f).

(g) Phase IIIb Costs and Phase IV Costs. All Phase IIIb Costs and Phase IV Costs shall be Post-Launch Product R&D Expenses, which are taken into account in the calculation of Product Profit, except for those Phase IIIb Costs incurred with respect to a Phase IIIb Trial that the Parties mutually agree to include within the scope of Development pursuant to Section 3.2(e). If a Phase IIIb Trial is included within the scope of Development pursuant to Section 3.2(e), then such Phase IIIb Costs shall be classified as Development Costs and shall be subject to the procedures set forth in Section 3.3(f) if the Parties have entered into a Phase III Loan which covers such Phase IIIb Trial or if Syrrx pays its half of such costs.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.4 Development Plan Responsibilities

Compound Screening. Syrrx shall be solely responsible for carrying out, in accordance with a Development Plan, compound screening activities to discover Target Inhibitors, performing SAR structure design, medicinal chemistry, and activities described in Section 1.50 to identify Target Inhibitors that satisfy Lead Candidate Selection Criteria to become Lead Candidates. Syrrx shall perform the medicinal chemistry work specified in a Development Plan where Syrrx is reimbursed for all approved Development Costs. If the JOC determines that the Collaboration will benefit from Syrrx’s performance of medicinal chemistry work over and above the work specified in a Development Plan, then the JOC may further authorize Syrrx to perform such additional work and Syrrx may seek reimbursement for all approved Development Costs including the cost of Syrrx employees to perform such work. At any point during Compound Screening activities, PPD shall have the right, at its sole discretion, to terminate such activities for a given Target Inhibitor. PPD shall inform Syrrx in writing of such termination. In the event of such termination, PPD shall have no further obligation to pay Early Development Costs for such Target Inhibitor and the Target Inhibitor shall become a Rejected Inhibitor and be denoted as such in the Target Inhibitor Catalog.

(a) GMP Manufacturing. Syrrx shall be solely responsible for carrying out, in accordance with a Development Plan, GMP manufacturing of Drug Substances consisting of those Target Inhibitors selected for animal testing. PPD agrees to carry out such GMP manufacturing tasks as are reasonably requested by Syrrx, accepted by PPD and agreed by the JOC.

(b) Preclinical Development. PPD shall be solely responsible for carrying out Preclinical Development activities on Lead Candidates as set forth in a Development Plan to fulfill Nomination Criteria to enable the JOC to select an IND Ready Candidate, and, except as set forth in Section 3.3(e), shall be solely responsible for all costs associated therewith. It is anticipated that the Development Plan will allocate to PPD responsibility for performing GLP toxicity and pharmacokinetic studies on such Lead Candidates. At any point during Preclinical Development activities, PPD shall have the right, at its sole discretion, to terminate such activities for a given Lead Candidate. PPD shall inform the Syrrx in writing of such termination. In the event of such termination, PPD shall have no further obligation to pay Early Development Costs for such Lead Candidate and the Lead Candidate shall become a Rejected Inhibitor and be denoted as such in the Target Inhibitor Catalog. Syrrx agrees to carry out such Preclinical Development tasks as are reasonably requested by PPD, accepted by Syrrx and agreed by the JOC.

(c) Clinical Development.

(i) Promptly following the selection of any IND Ready Candidate by the JOC, the PT shall prepare a proposed revision to the Development Plan to prepare an IND filing for at least one Collaboration Product corresponding to such IND Ready Candidate and to generate all data, Information and Regulatory Documentation required to obtain Regulatory Approval for such Collaboration Product. In addition, the JOC shall give reasonable consideration to suggestions from the PT when it revises the Development Plan for the purposes described above and the Development Budget to include the costs associated with Clinical Development of such Collaboration Product.

(ii) PPD shall be solely responsible for carrying out all Clinical Development activities pursuant to the Development Plan, provided that the JOC shall discuss and agree how manufacture and supply responsibilities for CTM employed in Phase I Trials, Phase II Trials and Phase III Trials will be allocated between the Parties. Syrrx agrees to carry out such Clinical Development tasks as are reasonably requested by PPD, accepted by Syrrx and agreed by the JOC.

(d) Development Records and Reports.

(i) Reports. At each meeting of the PT, each Party shall report to the PT the work it has performed during Target Inhibitor screening and under the Development Plan since the previous meeting.

(ii) Records. Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory drug development and approval purposes. Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its obligations under the Agreement.

(e) Regulatory Affairs.

(i) Consistent with the Development Plan but subject to the remainder of this Section 3.4(f), PPD shall be responsible for developing Regulatory Documentation and preparing and submitting Regulatory Filings, seeking Regulatory Approvals, and maintaining Regulatory Approvals for Collaboration Products, including preparing all reports necessary as part of an IND, NDA, DMF, BLA or other necessary filing required for Regulatory Approval. All such Regulatory Documentation, Regulatory Filings and Regulatory Approvals shall be owned solely by and filed solely in the name of PPD, and PPD shall be fully responsible for all regulatory activities and requirements and maintaining Regulatory Approvals.

(ii) Concurrent with each filing of a Regulatory Filing for a Collaboration Product and each receipt of a Regulatory Approval for a Collaboration Product, PPD shall file with the FDA or the applicable equivalent foreign entity, all documents necessary to grant Syrrx a right of reference to such Regulatory Filing or Regulatory Approval for all purposes, subject in each case to the requirements and restrictions of the FDA or the applicable foreign entity. For clarity, PPD shall not be in breach of this Section 3.4(f)(ii) if the FDA refuses to accept or acknowledge any such documents for any reason, provided PPD makes reasonable efforts to revise such documents to meet the FDA’s requirements for acceptance or acknowledgement.

(iii) Syrrx hereby covenants that it will not file with the FDA or the applicable equivalent foreign entity any documents in which Syrrx invokes the right of reference set forth in Section 3.4(f)(ii) except as necessary or useful to permit Syrrx to exercise its rights under this Agreement with respect to PPD Terminated Products. Subject to approval by the JOC, Syrrx may invoke its right of reference to perform its obligations under the Development Plan, Commercialization Plan or Partnering Agreements. For the sake of clarity, the foregoing covenant shall preclude Syrrx from filing with the FDA or the applicable equivalent foreign entity any documents in which Syrrx invokes the right of reference outside of the Field for any Inhibitor of the Target that is not a PPD Terminated Product.

(iv) The negative covenant set forth in Section 3.4(f)(iii) shall terminate, on a Collaboration Product-by-Collaboration Product basis, at such time as PPD fails to perform any of its material obligations under this Agreement with respect to such Collaboration Product and fails to cure such breach within thirty (30) days after Syrrx’s notice thereof.

(v) PPD hereby covenants that during the Term it will not revoke the right of reference set forth in Section 3.4(f)(ii) with respect to a given Collaboration Product unless Syrrx fails to perform any of its material obligations under this Agreement with respect to that Collaboration Product being referenced and fails to cure such breach within thirty (30) days after PPD’s notice thereof.

(vi) PPD shall keep Syrrx and the JOC informed on an ongoing basis regarding the schedule and process for Regulatory Documentation and Regulatory Filings and give Syrrx the ability to comment on and participate in the preparation of Regulatory Documentation and Regulatory Filings and shall provide Syrrx with reasonable advance notice of any meeting or substantive telephone conference call with any regulatory agency relating to any Regulatory Documents and Regulatory Filing. Syrrx shall have the right to participate with PPD in any such meeting or conference call. PPD shall promptly furnish Syrrx with copies of all Regulatory Documentation and Regulatory Filings (in both paper and electronic form), correspondence that PPD receives from any regulatory agency relating to any such Regulatory Filings, and contact reports it receives concerning substantive conversations or substantive meetings with any regulatory agency relating to any such Regulatory Filings. PPD shall prepare all responses to correspondence that are received from any regulatory agency relating to any Regulatory Documents and any Regulatory Filing. Syrrx shall be provided with advance notice of any such responses and shall be given an opportunity to comment.

(f) Standard of Practice. In conducting any Development activities hereunder, each Party shall (i) ensure that its employees, agents, clinical institutions and clinical investigators comply with all FDA statutory and regulatory requirements with respect to Collaboration Products, including but not limited to: the Federal Food, Drug and Cosmetic Act, as amended (FFDCA); the Public Health Service Act (PHSA); regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), Good Clinical Practices, Good Laboratory Practices, IND regulations, and any conditions imposed by a reviewing IRB or the FDA; and (ii) not utilize, in conducting studies on Collaboration Products any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335).

3.5 Development Diligence.

(a) The Parties shall use Diligent Efforts to conduct their respective tasks, as assigned under the Development Plan, throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations, including without limitation then-current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices, to attempt to achieve their objectives efficiently and expeditiously.

(b) If a Party fails to use Diligent Efforts to perform a task assigned to it under the Development Plan and does not cure such failure within [*] after the other Party’s written notice thereof, such Party shall not be in material breach of this Agreement, but shall be deemed to have voluntarily terminated its rights, pursuant to Section 13.2(c), with respect to the affected Target Inhibitor or Collaboration Product.

3.6 Target Inhibitor Advancement Activities.

(a) Target Inhibitor Catalog. The JOC will be solely responsible for maintaining the Target Inhibitor Catalog, which shall specifically identify each Target Inhibitor, related data and its date of entry, as follows:

(i) Within thirty (30) days of the Effective Date, the JOC will prepare a Target Inhibitor Catalog consisting of the Initial Target Inhibitors (along with relevant information relating thereto including at least in vitro activity data and minimum selectivity panel data), specifically identifying each Initial Target Inhibitor and its designation as such. Given the highly confidential nature of the chemical identity (including chemical structure) of Target Inhibitors, the Target Inhibitor Catalog shall not include the chemical identity of any Target Inhibitor. PPD may at any time request the identity of a given Target Inhibitor and Syrrx shall provide promptly the chemical identity of such Target Inhibitor to PPD. Such chemical identities shall be deemed the Confidential Information of both Parties, and each Party shall, in addition to its regular obligations with respect to Confidential Information of the other Party, limit disclosure of such information to those employees that require such information to carry out the tasks assigned to such Party in a Development Plan or Commercialization Plan.

(ii) Target Inhibitors identified after the Effective Date (each a “New Target Inhibitor”) shall be reported by Syrrx to the JOC, which will enter each New Target Inhibitor (along with relevant information relating thereto) into the Target Inhibitor Catalog, designate each New Target Inhibitor as such, and record the entry date as the “Date of Entry” for such New Target Inhibitor.

(iii) The JOC will note, and thereafter update, the status of each Target Inhibitor and its associated products on the Target Inhibitor Catalog (e.g., Lead Candidate, IND Ready Candidate, Reserved IND Ready Candidate, Potential IND Ready Candidate, PPD Terminated Product, or Syrrx Terminated Product).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iv) The JOC will provide an updated Target Inhibitor Catalog to the PT following each JOC meeting.

Lead Candidate Screening. Within thirty (30) days of the Effective Date with respect to Initial Target Inhibitors and otherwise within thirty (30) days of the entry of a given New Target Inhibitor into the Target Inhibitor Catalog, the PT shall propose (i) the Lead Candidate Selection Criteria to be used for the disease in the Field for which such Target Inhibitor is directed (to the extent such criteria have not already been established for such disease), and (ii) a related timeline and budget for Lead Candidate Screening. The PT shall report the Target Inhibitor and its associated Lead Candidate Selection Criteria for such disease to the JOC. Within thirty (30) days of the JOC’s receipt of the above PT report, the JOC shall decide whether to authorize such Target Inhibitor to enter Lead Candidate Screening studies. Upon authorization, the JOC shall record, in the Target Inhibitor Catalog, the Target Inhibitor’s entry for implementation of Lead Candidate Screening for such disease. Syrrx shall perform such Lead Candidate Screening and report its results to the PT. The PT shall then provide to the JOC a report (1) providing scientific justification why such Target Inhibitor fulfills or does not fulfill the Lead Candidate Selection Criteria for such disease and (2) the Nomination Criteria for the relevant disease in the Field (“Lead Candidate Report”).

(b) Lead Candidate Selection for Diseases Within the Field.

(i) Within ninety (90) days of the JOC’s receipt of the Lead Candidate Report, the JOC shall decide if such Target Inhibitor shall become a Lead Candidate. The JOC shall not be obligated to authorize the performance of Preclinical Development of more than [*] Lead Candidates during any Calendar Year. Notwithstanding the foregoing, the Parties anticipate that [*] Target Inhibitors may enter Lead Candidate selection during or following Preclinical Development of the Initial Lead Candidates. In this case, the JOC may decide to authorize the performance of Preclinical Development on more than [*] of such Target Inhibitors. The JOC’s authorization of Preclinical Development of more than [*] of such Target Inhibitors shall count towards the following Calendar Year’s Preclinical Development requirement. All Lead Candidates will enter Preclinical Development using the Nomination Criteria. If PPD elects to terminate Preclinical Development activities of a Lead Candidate under Section 3.4(c), the Lead Candidate shall become a Rejected Inhibitor. Notwithstanding the foregoing, the JOC may request additional Lead Selection Criteria information or modify the recommended Nomination Criteria. The JOC shall record a Target Inhibitor’s selection as a Lead Candidate for such disease in the Target Inhibitor Catalog. PPD shall perform Preclinical Development upon such Lead Candidate and report its results to the PT. For the purposes of this Section 3.6(c)(i), “Calendar Year” shall mean any year beginning January 1st and ending December 31st, provided that the period from the Effective Date to December 31, 2003 shall be included in the 2004 Calendar Year.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii) The PT shall provide to the JOC a report providing scientific justification why a particular Lead Candidate fulfills the Nomination Criteria for a Nominated Disease (the “Preclinical Report”). If the JOC requests further information regarding whether a particular Lead Candidate fulfills the Nomination Criteria for its Nominated Disease, the PT will promptly provide such information to the JOC.

(c) Acceptance of IND Ready Candidates for Diseases Within the Field Within ninety (90) days of the JOC’s receipt of the Preclinical Report, the JOC shall either accept or reject such Lead Candidate. Each Lead Candidate accepted by the JOC shall be designated thereafter an IND Ready Candidate, the disease shall be its Accepted Disease, and the Lead Candidate shall be listed as such in the Target Inhibitor Catalog. Subject to Sections 3.4(f)(iii), 3.4(f)(iv) and 9.3, neither Party shall prepare or file an IND for any disease in the Field for any Collaboration Product containing or comprising a Target Inhibitor that is not accepted by the JOC as an IND Ready Candidate.

(i) Each Lead Candidate that is rejected or otherwise not accepted by the JOC as an IND Ready Candidate within ninety (90) days of receipt of the associated Preclinical Report shall be designated thereafter a Potential IND Ready Candidate. The JOC may designate in writing a maximum of [*] Potential IND Ready Candidates as Reserved IND Ready Candidates. Reserved IND Ready Candidates may be accepted by the JOC as IND Ready Candidates at any time. Reserved IND Ready Candidates are ineligible for redesignation by Syrrx as Rejected Inhibitors. The JOC may subsequently designate additional or different Potential IND Ready Candidates as Reserved IND Ready Candidates, provided there is never more than a total of [*] Reserved IND Ready Candidates at any one time. The JOC may redesignate one or more Reserved IND Ready Candidates as Potential IND Ready Candidates in order to be able to designate different Potential IND Ready Candidates as Reserved IND Ready Candidates without exceeding the maximum limit of [*] Reserved IND Ready Candidates at any time. A Reserved IND Ready Candidate shall automatically be redesignated a Potential IND Ready Candidate after [*] as a Reserved IND Ready Candidate.

(d) Rejected Inhibitors. With respect to any Lead Candidate that became a Potential IND Ready Candidate solely as a result of the vote of PPD’s representatives on the JOC to reject or not accept such Lead Candidate as an IND Ready Candidate, Syrrx may, at its sole discretion, select such Potential IND Ready Candidate as a Rejected Inhibitor, and thereafter develop such Rejected Inhibitor(s) pursuant to the terms and conditions of this Agreement. If Syrrx fails to file an IND or enter into a collaboration or a license agreement with a Third Party with respect to a particular Rejected Inhibitor within [*] after the date of its selection as a Rejected Inhibitor, then such Rejected Inhibitor shall return to the Collaboration and be re-listed in the Target Inhibitor Catalog as a Potential IND Ready Candidate that may then be subject to designation as a Reserved IND Candidate pursuant to Section 3.6(d)(ii). Syrrx may grant licenses or sublicenses under the DP4 IP, PPD Information and Syrrx Information, with respect to Rejected Inhibitors.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Other Inhibitor Nominations. At any meeting of the PT, Syrrx may give notice to PPD of its interest in developing a particular Target Inhibitor outside of the Collaboration for a disease outside the Field. In combination with such notice, Syrrx shall present a report summarizing any Preclinical Development data that has been collected to date by Syrrx regarding such Target Inhibitor. Within [*] of Syrrx’s notice, PPD may request that the Parties instead develop such Target Inhibitor within the Collaboration for a disease within the Field. Absent such a timely request, Syrrx shall be free to develop such Target Inhibitor outside the Collaboration for any and all diseases outside the Field. Should PPD request that the Target Inhibitor be pursued against a disease within the Field, the Parties will work diligently, in accordance with the Development Plan, to establish whether such Target Inhibitor satisfies the Nomination Criteria for such disease and the JOC will have a period of [*] after such request in which to accept such Target Inhibitor as an IND Ready Candidate. If such Target Inhibitor is not accepted within such period, it shall become a Potential IND Ready Candidate that Syrrx may thereafter designate as a Rejected Inhibitor pursuant to Section 3.6(e).

3.7 Rejected Inhibitor Option.

(a) Grant. For each Rejected Inhibitor, Syrrx hereby grants PPD the option to negotiate with Syrrx, during the applicable Exercise Period, to reach agreement on the terms under which the Parties would collaborate with respect to the further development of such Rejected Inhibitor for its Permitted Diseases within the Field and the commercialization of such Rejected Inhibitor. At PPD’s request, Syrrx shall provide PPD with such Information that PPD may reasonably need in order to make an informed decision whether to exercise such option.

(b) Exercise. PPD may exercise an option set forth in Section 3.7(a) with respect to a particular Rejected Inhibitor by providing written notice thereof to Syrrx during an Exercise Period for such Rejected Inhibitor.

(c) Negotiation. During the remainder of the Exercise Period following PPD’s notice pursuant to Section 3.7(b), the Parties shall (i) negotiate in good faith to reach agreement on the terms under which the Parties would collaborate with respect to the further development of such Rejected Inhibitor for its Permitted Diseases within the Field and the commercialization of such Rejected Inhibitor and (ii) if agreement is reached on all terms, execute a collaboration agreement or legally binding heads of agreement that sets forth the agreed upon terms (each, a “Rejected Inhibitor Agreement”). Such time period for entering a Rejected Inhibitor Agreement shall be extended if the Parties agree in writing that they are negotiating in good faith to reach such an agreement, and have made significant progress in so doing, but cannot conclude such negotiations and/or execute a definitive agreement within such Exercise Period.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Expiration. Each option set forth in Section 3.7(a) shall expire on the earliest of: (i) the Parties’ execution of a Rejected Inhibitor Agreement with respect to such Rejected Inhibitor, (ii) the expiration (without extension) of all Exercise Periods for such Rejected Inhibitor without the execution of a Rejected Inhibitor Agreement with respect to such Rejected Inhibitor, and (iii) Syrrx’s grant of a license to a Third Party or collaboration with a Third Party to (1) develop the applicable Rejected Inhibitor or products containing or comprising such Rejected Inhibitor for one or more of its Permitted Diseases or (2) commercialize such Rejected Inhibitor or products containing or comprising such Rejected Inhibitor, provided that Syrrx shall not grant such a license during an Exercise Period for such Rejected Inhibitor.

(e) Effect of Expiration. After the expiration of the option for a particular Rejected Inhibitor, (i) Syrrx shall not have any obligation, to notify PPD of Syrrx’s completion of its analysis of the full data set from the first Phase I Trial, Phase II Trial or Phase IIIa Trial for such Rejected Inhibitor, and (ii) Syrrx shall not have any other obligations to PPD under this Agreement with respect to such Rejected Inhibitor.

3.8 Clinical Development of a Collaboration Product in Multiple Diseases Within the Field. Upon Completion of a Phase I Trial for a given Collaboration Product, either Party may request that such Collaboration Product be approved for Clinical Development in diseases within the Field other than the Accepted Disease for the corresponding IND Ready Candidate. If the PT recommends approval of such Collaboration Product for Clinical Development in such disease within the Field, and if the JOC concurs with the PT’s recommendation, the PT shall revise the Development Plan and the Development Budget to reflect the Clinical Development work to be performed upon such Collaboration Product for such disease.

3.9 Target Inhibitors Other Than IND Ready Candidates. Except as set forth in Section 3.6(d) above, Syrrx shall retain all development rights to any Target Inhibitor that (i) does not fulfill the Lead Candidate Selection Criteria or Nomination Criteria or (ii) is not accepted by the JOC as an IND Ready Candidate or a Reserved IND Ready Candidate, and such Target Inhibitors shall not be subject to any terms of this Agreement other than those set forth in Sections 3.6(f), 3.7, 9.2, and 9.3.

3.10 Syrrx Change of Control. In the event of any Change of Control of Syrrx, or its successors or permitted assigns, at the effective time of such Change of Control, PPD shall have [*]. The foregoing shall not be interpreted as applying to any dispute concerning the rights or obligations of the Parties pursuant to this Agreement or any alleged breach of such an obligation. Such disputes shall be resolved in accordance with Article 16 regardless of whether Syrrx has undergone a Change of Control.

3.11 PPD Change of Control. In the event of any Change of Control of PPD, or its successors or permitted assigns, at the effective time of such Change of Control, Syrrx shall have [*]. The foregoing shall not be interpreted as applying to any dispute concerning the rights or obligations of the Parties pursuant to this Agreement or any alleged breach of such an obligation. Such disputes shall be resolved in accordance with Article 16 regardless of whether PPD has undergone a Change of Control.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4. LINE OF CREDIT

4.1 Overview. PPD will consider making available to Syrrx a line of credit that Syrrx may utilize to fund fifty percent (50%) of the Phase IIIa Development Costs for one Collaboration Product (the “Phase III Loan”) and will do so for each Collaboration Product to reach a Phase IIIa Trial until a Phase III Loan is made. For each Collaboration Product that reaches a Phase IIIa Trial after the Parties have entered into a Phase III Loan, PPD shall have no obligation to consider offering a Phase III Loan to Syrrx and Syrrx shall have no obligation to entertain an offer. In the process of considering whether to offer a Phase III Loan to Syrrx, PPD may conduct due diligence and PPD may decide whether to offer a Phase III Loan in its sole and absolute discretion. This Article 4 sets forth the manner in which the Parties will negotiate the terms of, and decide whether to enter into the applicable agreements for such Phase III Loan. Once the Parties have entered into the agreements for a given Phase III Loan, such agreements shall supercede the terms set forth in this Article 4, and PPD shall have no further obligations to make additional lines of credit available to Syrrx pursuant to this Agreement.

4.2 Negotiation of Additional Terms. The maximum aggregate amount that Syrrx could borrow from PPD under the Phase III Loan would be one-half of the Phase IIIa Development Costs (and Phase IIIb Costs, if applicable) set forth in such Development Budget for such trial(s) or any subsequent amendment of such Development Budget that is approved by the JOC (the “Maximum Amount”). All money that Syrrx receives pursuant to a Phase III Loan shall be used solely to pay for Syrrx’s half of Phase IIIa Development Costs (and Phase IIIb Costs, if applicable) for the applicable Collaboration Product. Additional terms of such a Phase III Loan are those terms set forth in this Article 4 and, to the extent not otherwise specified therein, such additional terms that the Parties negotiate in good faith that are customarily contained in loan documents required by commercial lenders for comparable loans.

4.3 Entry into Phase III Loan; Alternatives. Within [*] after the JOC has agreed upon the Development Budget for a Phase IIIa Trial (and Phase IIIb Trial, if applicable) for a Collaboration Product (the “Due Diligence Period”), PPD shall conduct its due diligence upon Syrrx, Syrrx’s financial condition, the Collateral (as defined in Section 4.4(h)) and other matters. PPD’s willingness to enter into the Phase III Loan Documents is subject to its receipt and satisfactory review of such due diligence documents, reports, affidavits and certificates as it may require, including, without limitation, financial statements, budgets, forecasts, asset summaries, legal opinions, appraisals, environmental audits, surveys, flood certifications, title insurance, UCC searches, subordination agreements, evidence of hazard insurance, evidence of Syrrx’s compliance with laws, and other documents and assurances. The scope of PPD’s due diligence requests upon Syrrx shall be commercially reasonable. Prior to the expiration of the Due Diligence Period, PPD shall inform Syrrx in writing if, in PPD’s sole and absolute discretion, it has determined that it is willing, subject to negotiation and execution of the Phase III Loan Documents, to extend a Phase III Loan to Syrrx for such Collaboration Product (the “PPD Notice”). Failure by PPD to deliver the PPD Notice to Syrrx prior to the expiration of the Due Diligence Period shall be deemed an election by PPD not to extend the Phase III Loan pursuant to Section 4.3(b). Within [*] of receipt by Syrrx of the PPD Notice (the “Response Period”), Syrrx shall inform PPD in writing whether (i) Syrrx is willing, subject to negotiation and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

execution of the Phase III Loan Documents, to enter into a Phase III Loan for such Phase IIIa Trial (and Phase IIIb Trial, if applicable); (ii) Syrrx is unable to accept the offer pursuant to Section 4.3(c) for Good Cause; or (iii) Syrrx is unable to accept the offer pursuant to Section 4.3(e) without Good Cause (the “Syrrx Notice”). Failure by Syrrx to deliver the Syrrx Notice to PPD prior to the expiration of the Response Period shall be deemed an election by Syrrx to decline the offer of the Phase III Loan without Good Cause pursuant to Section 4.3(e). Within [*] of the receipt by PPD of the Syrrx Notice (the “Document Period”), the Parties shall negotiate in good faith and attempt to agree upon the Phase III Loan Documents.

(a) Phase III Loan or Self Funding by Syrrx. If the Parties agree upon and execute the Phase III Loan Documents, then they shall share the Phase IIIa Development Costs and the Product Profit arising from such Collaboration Product as set forth in Section 5.16(a). The same terms shall apply if Syrrx declines an offer for a Phase III Loan from PPD and pays for its half of the Phase IIIa Development Costs from an alternative source of funding.

(b) No Offer of Phase III Loan. If PPD elects not to extend the Phase III Loan to Syrrx for a Collaboration Product that is ready to begin a Phase IIIa Trial, then, at PPD’s election, either (1) PPD will pay [*] of the Phase IIIa Development Costs for such Collaboration Product (in which case Section 5.16(b) shall apply) or (2) the Parties will enter into a Partnering Agreement for such Collaboration Product prior to incurring any Phase IIIa Development Costs (in which case Section 6.1 shall apply). The failure by PPD to deliver the PPD Notice to Syrrx prior to the expiration of the Due Diligence Period shall be deemed an election by PPD not to extend the Phase III Loan.

(c) Syrrx Declines Offer of Phase III Loan for Good Cause. If Syrrx elects to decline the offer of the Phase III Loan with Good Cause, then, at PPD’s election, either (1) PPD will pay all of the Phase IIIa Development Costs for such Collaboration Product (in which case Section 5.16(b) shall apply) or (2) the Parties will enter into a Partnering Agreement for such Collaboration Product prior to incurring any Phase IIIa Development Costs (in which case Section 6.1 shall apply).

(d) Parties Fail to Agree upon Phase III Loan Documents. If the Parties fail to agree upon and execute the Phase III Loan Documents during the Document Period, then, at PPD’s election, either (1) PPD will pay [*] of the Phase IIIa Development Costs for such Collaboration Product (in which case Section 5.16(b) shall apply) or (2) the Parties will enter into a Partnering Agreement for such Collaboration Product prior to incurring any Phase IIIa Development Costs (in which case Section 6.1 shall apply).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) Syrrx Declines Offer of Phase III Loan without Good Cause and Fails to Self Fund. If Syrrx elects without Good Cause to decline the offer of a Phase III Loan for a Collaboration Product that is ready to begin a Phase IIIa Trial and does not offer in writing to pay for its half of the Phase IIIa Development Costs from an alternative source of funding, then such Collaboration Product shall be deemed to be a Syrrx Terminated Product upon PPD’s Commencement of a Phase IIIa Trial for such Product, and PPD shall have no further obligation to make a Phase III Loan to Syrrx under this Agreement. If PPD does not Commence a Phase IIIa Trial with respect to such Collaboration Product, the Parties will enter into a Partnering Agreement for such Collaboration Product prior to incurring any Phase IIIa Development Costs (in which case Section 6.1 shall apply).

(f) Self Funding by Syrrx and PPD Refusal to Conduct Phase III. If PPD elects not to extend the Phase III Loan to Syrrx pursuant to Section 4.3(b), and Syrrx within [*] offers in writing to pay for its half of the Phase IIIa Development Costs from an alternative source of funding, PPD shall commit in writing within [*] to Commence the Phase IIIa Trial and pay for its half of the Phase IIIa Development Costs.

(g) Option to Terminate Collaboration Product. At any point in time, regardless of the presence or absence of a Phase III Loan, either Party may notify the other Party, pursuant to Section 13.2(c), that it no longer wishes to participate in the Development or Commercialization of a Collaboration Product and as a result the Collaboration Product shall become a Syrrx Terminated Product or PPD Terminated Product based on which Party provides such notice.

4.4 Terms and Conditions of Phase III Loan. It is recognized by the Parties that this Article does not constitute a formal loan agreement and as such this Article does not set forth all the terms and conditions of the Phase III Loan. Rather, this Article is intended only as an outline, in summary format, of the major points of understanding which shall be the basis of the final Phase III Loan documentation, which shall include, without limitation, a Phase III Loan agreement, promissory note(s), security agreements, UCC financing statements, deeds of trust, mortgages and other instruments and documents (all if applicable) to evidence the Phase III Loan and the security thereof (hereinafter collectively referred to as the “Phase III Loan Documents”) and which shall be in a form mutually acceptable to PPD and Syrrx. The Phase III Loan Documents may have terms and conditions not set forth herein, including but not limited to conditions precedent, representations and warranties, affirmative covenants, negative covenants, events of default, definition of terms, and other commercially reasonable terms customary to financings of the type contemplated by this Article. In addition to satisfactory due diligence, PPD’s willingness to extend a Phase III Loan to Syrrx in accordance with the terms of this Agreement is subject, without limitation, to the agreement upon, and the execution and delivery of, the definitive Phase III Loan Documents. The date on which the last of the Phase III Loan Documents is executed is hereinafter referred to as the “Phase III Loan Closing” or “Phase III Loan Closing Date”.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(a) Interest Rate. Interest on any unpaid principal of the Phase III Loan shall be calculated and compounded daily, based on the actual days elapsed over a three hundred sixty (360) day banking year, at [*] and agreed upon by PPD and Syrrx.

(i) Late Fee. If any payment is not made within ten days after the date such payment is due, Syrrx shall pay PPD a late fee equal to the lesser of (1) [*] of the amount of such unpaid amount or (2) the maximum amount permitted to be charged under applicable law.

(ii) Computation. In the event the Prime Rate changes from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Phase III Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(iii) Default Rate. In the event of a default by Syrrx under the Phase III Loan Documents, interest on the unpaid principal balance shall accrue at a default rate to be agreed upon by the Parties in the Phase III Loan Documents.

(b) Fees and Expenses. Neither Party shall be obligated to pay the other Party any fee in consideration for entering into the Phase III Loan. Each Party shall separately cover any expenses, including attorney fees, that their Party incurs in association with preparing the Phase III Loan and entering into the Phase III Loan and performing the Party’s respective obligations under the Phase III Loan.

(c) Use of Proceeds. Syrrx shall use all money it receives pursuant to a Phase III Loan solely to pay its half of Phase IIIa Development Costs (and Phase IIIb Costs, if applicable) for the applicable Collaboration Product.

(d) Advances. The JOC shall meet periodically to review and approve Phase IIIa Development Costs (and Phase IIIb Costs, if applicable). PPD’s commitment to make advances under the Phase III Loan shall apply to any Phase IIIa Development Costs (and Phase IIIb Costs, if applicable) approved by the JOC. If not terminated sooner in accordance with the terms of the Phase III Loan Documents, PPD’s obligation to make advances under the Phase III Loan shall terminate when the total aggregate amount of advances made by it to Syrrx under the Phase III Loan equals the Maximum Amount. PPD’s commitment to make advances under the Phase III Loan, however, shall be subject to Syrrx’s satisfaction and continued compliance with, all of the positive and negative covenants and conditions set forth herein and in the Phase III Loan Documents.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) Conditions for Terminating Phase III Loan Advances. PPD’s obligation to make advances under the Phase III Loan shall terminate upon the earliest to occur of the following events (the “Termination Date”): (i) occurrence of an event of default under the Phase III Loan Documents or the Agreement that is not cured by Syrrx within any applicable cure period stated therein, unless such event of default is waived by PPD in writing in its sole and absolute discretion, (ii) termination of this Agreement by either Party for any reason, (iii) the effective date on which the Collaboration Product involved in the Phase IIIa Trial (or Phase IIIb Trial, if applicable) becomes a PPD Terminated Product or a Syrrx Terminated Product, (iv) six (6) months after the last approval by the JOC of Phase IIIa Development Costs (and Phase IIIb Development Costs, if applicable) following the declared Completion of the Phase IIIa Trial (or Phase IIIb Trial, if applicable), or (v) such other events as may be set forth in the Phase III Loan Documents. Upon the Termination Date, PPD shall have no further obligation to make Phase III Loan advances to Syrrx.

(f) Repayment of Phase III Loan (Interest). Accrued interest on the principal balance of the Phase III Loan outstanding from time to time shall be payable monthly in arrears on the first day of each calendar month (commencing on the first day of the first calendar month following the Closing Date and continuing each month thereafter until such time as all accrued and unpaid principal and interest due and owing under the Phase III Loan Documents is paid in full).

(g) Repayment of Phase III Loan (Principal). Repayment of the principal of the Phase III Loan shall be as follows:

(i) Repayment. Commencing [*] after the Completion of the Phase IIIa Trial (the “Commencement Date”), Syrrx shall make [*] payments of principal to PPD in an amount equal to [*] of the outstanding principal amount of the Phase III Loan as of the Commencement (the “Monthly Principal Payments”). Syrrx shall pay in full all outstanding principal and accrued and accrued interest to PPD on the first day of the [*] following the Commencement Date. For clarity, in the event that any one of subsections (ii)-(vi) should apply, repayment shall then be governed by the applicable other subsection rather than this subsection.

(ii) Repayment of Principal Upon Partnered Commercialization. If the Parties choose to pursue Partnered Commercialization of the Collaboration Product pursuant to Article 6 before or after the Commencement Date, then the Monthly Principal Payments shall cease as of the date of the Partnering Agreement, and repayment of the principal of the Phase III Loan shall resume on the first day of the first calendar month following the [*] anniversary of the date of the Partnering Agreement (the “Partnered Commercialization Commencement Date”). Commencing on the Partnered Commercialization Commencement Date, Syrrx shall make [*] payments of principal to PPD in an amount equal to [*] of the outstanding principal amount of the Phase III Loan as of the Partnered Commercialization Commencement Date (the “Partnered Commercialization Monthly Principal Payments”). Syrrx shall pay in full all outstanding principal and accrued interest to PPD on the first day of the [*] month following the Partnered Commercialization Commencement Date (the “Partnered Commercialization Maturity Date”). To the extent that any consideration is realized

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

by Syrrx under the Partnering Agreement prior to the Partnered Commercialization Maturity Date, Syrrx shall apply [*] of such consideration to prepay the immediately upcoming Partnered Commercialization Monthly Principal Payments. Interest payments will be adjusted to reflect such prepayment. To the extent that the amount of prepayments made by Syrrx from the consideration realized from the Partnering Agreement is not sufficient to prepay the entire outstanding principal of the Phase III Loan, then Syrrx shall continue to repay the remaining Partnered Commercialization Monthly Principal Payments of the Phase III Loan upon their originally scheduled due dates.

(iii) Repayment of Principal Upon Direct Commercialization. Subsequent to the Commencement Date, if the Parties choose to pursue Direct Commercialization of the Collaboration Product pursuant to Article 5 and have not previously chosen Partnered Commercialization, then the Monthly Principal Payments shall cease as of the approval date of the NDA for the Collaboration Product (the “NDA Approval Date”), and repayment of the principal of the Phase III Loan shall resume at such time that the Parties realize Product Profits from the commercialization of the Collaboration Product. Once Product Profits are realized from the commercialization of the Collaboration Product, Syrrx shall make monthly payments of principal to PPD equal to [*] of the Product Profits realized by Syrrx in a given quarter for that Collaboration Product, until such time as Syrrx has repaid all of the principal amount of the Phase III Loan plus all accumulated interest thereon. If the principal of the Phase III Loan is not repaid in full from Product Profits within [*] months of the NDA Approval Date (the “Direct Commercialization Maturity Date”), then Syrrx shall pay in full all outstanding principal and accrued interest to PPD on the Direct Commercialization Maturity Date.

(iv) Repayment of Principal Following Discontinued Phase III Development of a Collaboration Product. In the event that the Parties mutually agree to discontinue pursuing any further development of a Collaboration Product, repayment of the principal of the Phase III Loan shall commence on the first day of the first calendar month following the [*] anniversary of the last administration under the Phase IIIa Trial (or Phase IIIb Trial, if applicable) (the “Discontinued Development Commencement Date”) and continue on the same date of each month thereafter. Syrrx shall make [*] payments of principal to PPD in an amount equal to [*] of the outstanding principal amount of the Phase III Loan as of the Discontinued Development Commencement Date. Syrrx shall pay in full all outstanding principal and accrued interest to PPD on the first day of the [*] month following the Discontinued Development Commencement Date.

(v) Repayment of Principal Following Designation of a Collaboration Product as a Syrrx Terminated Product. Repayment of the principal of the Phase III Loan shall commence on the [*] anniversary of the first day of the first calendar month that Syrrx gives written notice of its election to discontinue pursuing any further development of a Collaboration Product under a Phase IIIa Trial by designating the Collaboration Product a Syrrx Terminated Product (the “Syrrx Terminated Product Commencement Date”), and shall continue on the same date of each month thereafter. Syrrx shall make [*] payments of principal to PPD in an amount equal to [*] of the outstanding principal amount of the Phase III Loan as of the Syrrx Terminated Product Commencement Date. Syrrx shall pay in full all outstanding principal and accrued interest to PPD on the first day of the [*] month following the Syrrx Terminated Product Commencement Date.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(vi) Repayment of Principal Following Designation of a Collaboration Product as a PPD Terminated Product. Repayment of the principal of the Phase III Loan shall commence on the [*] anniversary of the first day of the first calendar month that PPD gives written notice of its election to discontinue pursuing any further development of a Collaboration Product under a Phase III Trial by designating the Collaboration Product a PPD Terminated Product (the “PPD Terminated Product Commencement Date”), and shall continue on the same date of each month thereafter. Syrrx shall make [*] payments of principal to PPD in an amount equal to [*] of the outstanding principal amount of the Phase III Loan as of the PPD Terminated Product Commencement Date. Syrrx shall pay in full all outstanding principal and accrued interest to PPD on the first day of the [*] month following the PPD Terminated Product Commencement Date.

(vii) Voluntary Prepayment. The principal of the Phase III Loan may be prepaid in whole or in part by Syrrx at any time without premium or penalty. Interest payments will be adjusted to reflect such prepayment.

(viii) Prepayment Upon Change of Control. If Syrrx undergoes a Change of Control, Syrrx shall pay to PPD in full all outstanding principal and accrued interest on the Phase III Loan on the first day of the first calendar month following the date of the closing of the transaction that resulted in the Change of Control.

(h) Collateral. At the time of the Phase III Loan Closing and in order to secure payment of the Phase III Loan, Syrrx shall grant, pledge, assign and/or convey to PPD first priority liens and security interests in all of its property and assets (other than the Excluded Assets), including, without limitation, the following (collectively, the “Collateral”):

1.	A first priority security interest in all existing and after-acquired property and assets of Syrrx, including, without limitation, in Syrrx’s Accounts (including all health care-insurance receivables), Inventory, Equipment, Goods, Fixtures, Documents, Instruments, Chattel Paper, Investment Property, Deposit Accounts, Letter-of-Credit Rights, Supporting Obligations, Commercial Tort Claims, As-Extracted Collateral, Money, Software, Vehicles and General Intangibles (as said terms are defined in the Uniform Commercial Code of the State of North Carolina).

2.	A first priority deed of trust lien on all real property and improvements then or thereafter owned by Syrrx, together with an assignment of leases and rents covering all such property.

3.	A first priority leasehold deed of trust lien on or assignment of all of Syrrx’s interest in any lease to which Syrrx is then or thereafter a party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

As used herein, “Excluded Assets” means and refers to property which Syrrx is prohibited from pledging or assigning to PPD by law or binding contract and whose exclusion from the Collateral granted to PPD is acceptable to PPD in its sole discretion. “Excluded Assets” shall also refer to any property that PPD gives Syrrx written consent to exclude as Collateral prior to creation of the Phase III Loan or during the term of the Phase III Loan. The Excluded Assets shall be specifically identified in the Phase III Loan Documents.

Any security interest granted to PPD shall reserve to Syrrx the right to grant non-exclusive and exclusive licenses to the Collateral as Syrrx deems appropriate in its sole business judgment in conjunction with any collaboration agreements, or partnering arrangements (“Collaboration Agreements”) or license agreements (“License Agreements”) that Syrrx chooses to enter into with Third Parties as it deems appropriate in its sole business judgment. PPD’s prior written consent shall not be required in order for Syrrx to enter into such Collaboration Agreements or License Agreements (but PPD’s liens and security interests granted under the Phase III Loan Documents shall not be released, subordinated, or otherwise disturbed without PPD’s prior written consent).

To the extent that Syrrx desires to enter into a Collaboration Agreement or a Licensing Agreement with a Third Party (“Collaboration Transferee” or “License Transferee”) who requires that certain Collateral subject to the Collaboration Agreement or Licensing Agreement not be subject to PPD’s security interest, PPD will execute and deliver such releases and other instruments as may be reasonably necessary to establish that the rights and interests of the Collaboration Transferee or License Transferee are free of the security interest created by the Phase III Loan Documents provided that (1) Syrrx is not then in default under the terms of this Agreement or the Phase III Loan Documents, (2) the Collaboration Agreement or License Agreement, as applicable, provides Syrrx with rights and interests which are reasonably equivalent in value to the Collateral to be released by PPD, and (3) Syrrx executes and delivers to PPD the Replacement Security Documents (defined below).

If Syrrx does grant non-exclusive or exclusive license(s) to the Collateral pursuant to a Collaboration Agreement or a License Agreement for which PPD released its security interest with respect to certain such Collateral, then PPD shall retain its security interest in Syrrx’s remaining interest in the Collateral and proceeds thereof, and PPD’s security interests and liens shall attach to the entirety of Syrrx’s rights, title and interest in the Collaboration Agreement or License Agreement, as applicable and all proceeds thereof (the “Replacement Collateral”). As used herein, “Replacement Security Documents” means and refers to all security agreements, financing statements, assignments, consents, filings and other documents, instruments and agreements that may be required, in PPD’s reasonable discretion, to provide PPD with perfected first priority liens and security interests in and to the Replacement Collateral.

(i) Representations and Warranties. The Phase III Loan Document shall contain such warranties and representations as are customarily contained in loan documents required by commercial lenders for comparable loans as of the Closing Date.

(j) Negative Covenants. The Phase III Loan Agreement shall include the following negative covenants, which, if Syrrx were to violate and fail to cure (within any applicable cure period set forth in the Phase III Loan Documents) on or after the Phase III Loan Closing Date, would serve as a basis for PPD, in its sole and absolute discretion, to discontinue its obligation to make any advances under the Phase III Loan.

1.	Debt. On and subsequent to the Phase III Loan Closing Date, Syrrx shall not create, incur, assume, owe or suffer to exist any debt in excess of [*], except debt to PPD, debt outstanding on the Closing Date acceptable to PPD (and which shall be fully subordinated in payment to the Phase III Loan on terms and conditions acceptable to PPD), and accounts payable to trade creditors incurred in the ordinary course of business.

2.	Liens. Subsequent to the Phase III Loan Closing Date, and except for liens of a type and size to be mutually agreed upon based on exceptions customarily contained in loan documents required by commercial lenders for comparable loans as of the Closing Date, Syrrx shall not create, incur, assume, be subject to or suffer to exist any mortgage, security interest, pledge, charge, assignment, attachment or other lien upon or with respect to any property or asset of Syrrx (including the Collateral), whether now owned or hereafter acquired, except liens and security interests to PPD and liens acceptable to PPD in its sole and absolute discretion.

3.	Additional Negative Covenants. Such other negative covenants as are customarily contained in loan documents required by commercial lenders for comparable loans as of the Closing Date.

(k) Affirmative Covenants. The Phase III Loan Agreement shall include the following affirmative covenants, which, if Syrrx were to violate and fail to cure (within any applicable cure period set forth in the Phase III Loan Documents) on or after the Phase III Loan Closing Date, would serve as a basis for PPD, in its sole and absolute discretion, to discontinue its obligation to make any advances under the Phase III Loan.

1.	Annual Financials. Syrrx shall provide to PPD its fiscal year-end financial statement as soon as available and in any event no later than one hundred twenty (120) days of Syrrx’s fiscal year-end, such statement to include a consolidated balance sheet of Syrrx and its subsidiaries, if any, as of the end of such fiscal year and the related, consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, each audited by an independent accounting firm reasonably acceptable to PPD and prepared in accordance with generally accepted accounting principles.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.	Quarterly Financials. Within forty five (45) days after end of each calendar quarter in each calendar year (other than the last calendar quarter in each calendar year), Syrrx shall provide to PPD, in form and content reasonably acceptable to PPD, a consolidated balance sheet of Syrrx and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited and internally prepared in accordance with generally accepted accounting principles (other than accompanying notes), such consolidated balance sheet to be as of the end of such calendar quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such calendar quarter and for the period from the beginning of the calendar year to the end of such calendar quarter, in each case with comparative statements for the prior calendar year. At the time of delivery of each quarterly statement, Syrrx also shall deliver a management narrative report explaining all significant variances from forecasts, and all significant developments in its business, the development and commercialization of its intellectual property, collaboration agreements, financings, marketing, sales and operations.

3.	Monthly Financials. Within thirty (30) days after the end of each month in each calendar year (other than the last month in each calendar year), Syrrx shall provide to PPD, in form and content reasonably acceptable to PPD, a consolidated balance sheet of Syrrx and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited and internally prepared in accordance with generally accepted accounting principles (other than accompanying notes), such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows to be for such month and for the period from the beginning of the calendar year to the end of such month, in each case with comparative statements for the prior calendar year.

4.	Tax Returns. Syrrx shall provide to PPD its U.S. income tax returns and all state income tax returns each year within 30 days of filing.

5.	Inspection Rights. PPD will have the right, on a monthly basis and with at least five days advance written notice to Syrrx, to inspect and audit Syrrx’s records during normal business hours for the purpose of determining Syrrx’s compliance with the covenants herein and in the Phase III Loan Documents.

6.	Claims. Promptly after the commencement thereof, Syrrx shall provide to PPD notice of all claims, demands, actions, suits, claims, proceedings, investigations and/or inquiries commenced or threatened that could materially adversely affect Syrrx or its subsidiaries (if any) or Syrrx’s business.

7.	Insurance; Etc. Syrrx shall maintain adequate liability and hazard insurance on all of its properties and assets (including the Collateral); and comply with all local, state and federal laws, ordinances, rules and government regulations to which it, its assets and business are subject.

8.	Certain Phase III Loans. Stockholders, officers, directors, members and managers of Syrrx shall subordinate their loans to Syrrx, if any, to the Phase III Loan pursuant to a reasonable subordination agreement.

9.	Taxes. Syrrx shall pay or discharge as they become due all taxes, assessments and governmental charges levied upon Syrrx, its business and its properties and assets.

10.	Additional Affirmative Covenants. Such other affirmative covenants as are customarily contained in loan documents required by commercial lenders for comparable loans as of the Closing Date.

(l) Complete Disclosure Prior to Entry into Phase III Loan. Syrrx agrees that all material facts relating to the business, operations, financial condition, prospects, properties, assets, liabilities or capitalization of Syrrx will be disclosed to PPD by Syrrx prior to entry into a formal Phase III Loan Agreement.

(m) Governing Law. Notwithstanding anything to the contrary in this Agreement, the Phase III Loan Documents shall be governed by the laws of the State of North Carolina.

(n) Jurisdiction; Venue. Notwithstanding anything to the contrary in this Agreement, any legal action or proceeding arising out of or relating to the Phase III Loan or the Phase III Loan Documents shall be instituted in the United States District Court for the Eastern District of North Carolina. If for any reason such legal action or proceeding cannot be instituted or maintained in such court, then such legal action or proceeding shall be instituted in the Superior Court in New Hanover County, North Carolina. Syrrx consents to the jurisdiction of such courts and waives any objection to the maintenance of any legal action or proceeding in courts of the State of North Carolina on the basis of improper venue or inconvenient forum. Article 16 of this Agreement shall not apply to any default, dispute, collection action, controversy or claim arising out of or relating to the Phase III Loan or the Phase III Loan Documents.

4.5 Termination of Commitment.

(a) PPD’s commitment to enter into a Phase III Loan Agreement with Syrrx, as well as PPD’s obligation to make any advances under the Phase III Loan from and after the Closing Date, shall be terminated, at the option of PPD upon written notice to Syrrx, upon the occurrence of any of the following events from and after the date hereof. If Syrrx is then not able to fund the associated Phase IIIa Trial in the absence of the Phase III Loan, then, at PPD’s election, either (1) PPD will pay all of the Phase IIIa Development Costs for such Collaboration Product (in which case Section 5.16(b) shall apply) or (2) the Parties will enter into a Partnering Agreement for such Collaboration Product prior to incurring any Phase IIIa Development Costs (in which case Section 6.1 shall apply).

1.	A material adverse change in Syrrx’s business, operations, financial condition, prospects, properties, assets, liabilities or capitalization, or disposal by Syrrx of a material portion of its assets.

2.	Syrrx is or becomes insolvent (as evidenced under a commercially reasonable standard); Syrrx is unable to pay its debts as they become due in the ordinary course; or a proceeding is commenced by or against Syrrx under any bankruptcy or insolvency law.

3.	A default by Syrrx in the repayment of any indebtedness for borrowed money (excluding indebtedness to trade creditors), unless Syrrx contests the same in good faith and provides a surety bond reasonably acceptable to PPD as security for the same.

4.	Any material violation, breach or default by Syrrx of the terms of the Phase III Loan Documents or this Agreement (and subsequent failure to cure same within any applicable cure period).

5.	Upon the effective date that the Parties mutually agree to terminate this Agreement.

6.	Should Syrrx or PPD fail to receive any necessary Third Party approvals or consents required in connection with the consummation of the transactions contemplated herein.

7.	Should any suit or proceeding (whether at law or in equity or before or by any federal, state, municipal or governmental authority, agency, board or bureau) be filed against or involve Syrrx which, if adversely determined, would have a material adverse effect upon the business, operation, financial condition, assets, liabilities or capitalization of Syrrx, unless Syrrx contests the same in good faith and provides a surety bond reasonably acceptable to PPD as security for same.

5. DIRECT COMMERCIALIZATION

5.1 Commercialization Decision.

(a) At its meetings, the JOC (or a subcommittee thereof) shall discuss, with respect to each Collaboration Product then in Clinical Development, whether and how to pursue commercialization of such Collaboration Product, whether directly or indirectly (including, without limitation, through out-licensing or partnering arrangements with one or more Third Parties), whereby such Third Parties would assume responsibility for further Clinical Development (if applicable) and commercialization of such Collaboration Product.

(b) No earlier than the acceptance of a Lead Candidate as an IND Ready Candidate and no later than [*] after the Completion of a Phase IIIa Trial for a particular Collaboration Product, the JOC shall decide whether and to what extent the Parties will commercialize such Collaboration Product directly (“Direct Commercialization”) or with the assistance of a Third Party licensee or collaborator (other than a Third Party manufacturer or supplier of marketing or promotion services) with a financial interest in the success of the Collaboration Product (“Partnered Commercialization”). Both Parties recognize that a given

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Collaboration Product may be commercialized in some territories and in some diseases via Direct Commercialization and in other territories and in other diseases via Partnered Commercialization. Accordingly, multiple commercialization decisions may be needed for a given Collaboration Product.

5.2 Responsibilities of the JOC During Commercialization. The purpose of the JOC shall also be to (a) oversee the Commercialization of Collaboration Products, including the planning, annual budgeting, commercial manufacturing, marketing, sales and distribution and sub-licensing of Collaboration Products, (b) monitor, review and comment on costs incurred by the Parties in the commercial manufacture, marketing, sale and distribution of Collaboration Products, (c) prepare and approve the Commercialization Plans and Launch Plans, any budgets related thereto, and the selection of trademarks for Collaboration Products, (d) receive and provide to the Parties all sales, pricing, and financial reports pertaining to Pre-Commercialization and Commercialization of Collaboration Products, (e) determine the price for Collaboration Products pursuant to Section 5.13, (f) oversee Collaboration Product manufacturing pursuant to Section 5.18 and (g) facilitate the flow of Information with respect to the Commercialization of each Collaboration Product. If the JOC fails to reach consensus as to any matter involving Commercialization, the matter will be referred for dispute resolution in accordance with Article 16.

5.3 Commercialization Plan and Commercialization Budget.

(a) If the JOC decides, pursuant to Section 5.1, to pursue Direct Commercialization of a Collaboration Product in one or more territories for one or more diseases, the JOC shall develop and approve a comprehensive written plan for the direct development and commercialization of such Collaboration Product in such territories and diseases (a “Commercialization Plan”). The Commercialization Plan will set forth in detail the marketing, sale and distribution activities to be undertaken with respect to such Collaboration Product (including advertising, education, planning, marketing, sales force training and distribution), as well as the activities required for the manufacture of such Collaboration Product following commercial launch, and in each case whether such activities are undertaken before or after Regulatory Approval. The Commercialization Plan shall include but not be limited to (a) demographics, market dynamics and market strategies, estimated country launch dates, a sales and expense forecast (including [*] of estimated sales and expenses), manufacturing plans and expected product profile based upon the Development Plan, and (b) a market plan (including pricing strategies pertaining to discounts, and samples); it being understood that such market plans will evolve over time.

(b) In addition, the JOC shall develop and approve the commercialization budget to be included as part of the Commercialization Plan (the “Commercialization Budget”). The Commercialization Budget shall include a budget of the expenses expected to be incurred in connection with performing the Commercialization Plan, including Pre-Commercialization Costs and Allowable Expenses, and shall set forth the maximum Allowable Expenses to be incurred in each calendar year, unless such budget is modified by mutual agreement of the Parties.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) By September 1 of each subsequent year, the JOC, after taking into consideration the Parties’ comments, will prepare and approve a more complete Commercialization Plan. The Commercialization Budget shall be approved by the JOC no later than December 1 of each year. It is understood that each Commercialization Plan and Commercialization Budget will become more comprehensive as the project evolves.

5.4 Launch Plan.

(a) Each Commercialization Plan shall be updated, in advance of the launch of the applicable Collaboration Product to include a launch plan (the “Launch Plan”) and launch budget (the “Launch Budget”) for such launch and the [*] following the launch date. Each such Launch Plan and Launch Budget shall be developed and approved by the JOC, after taking into consideration the Parties’ comments.

(b) It is understood that determining a date for Regulatory Approval and thus launch date is difficult. The failure to accurately estimate the launch date shall not constitute a breach hereunder. As a result of this uncertainty, the JOC shall estimate for each country a realistic date for Regulatory Approval, and the JOC will use this estimated date to prepare its Launch Plan at least [*] prior to the estimated Regulatory Approval. By September 1 of each calendar year thereafter, if not yet executed, each Launch Plan and Launch Budget for each Collaboration Product shall be updated by the JOC or the JFC, if formed and approved by the JOC.

(c) Each Launch Plan shall include (i) updated market and sales forecasts in units and estimated revenues of Collaboration Product for [*] following the first commercial launch of a Collaboration Product, (ii) estimated resource requirements, and (iii) such other matters deemed appropriate by the JOC.

(d) Each Launch Budget shall include a breakdown of individual Allowable Expense items expected to be incurred in connection with performing the applicable Launch Plan, and shall include all related Pre-Commercialization Costs.

5.5 Lead Marketing Party.

(a) The JOC will designate one of the Parties to be the Lead Marketing Party with respect to the Commercialization of each Collaboration Product (the “Lead Marketing Party”). The Lead Marketing Party shall be obligated and responsible for carrying out Commercialization of such Collaboration Product pursuant to its Commercialization Plan. The Party that is not the Lead Marketing Party (the “Passive Marketing Party”) agrees to carry out the Commercialization tasks relating to Commercialization of Collaboration Products referred to in Section 5.7(c), and such other Commercialization tasks as are reasonably requested by the Lead Marketing Party and accepted by the Passive Marketing Party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) The Lead Marketing Party must comply with all regulations and guidance documents issued by the FDA and other regulatory authorities for all promotional and advertising activities and that all Parties will have the opportunity to review for compliance.

(c) The Parties intend that neither Party shall benefit or be disadvantaged financially with respect to which Party is designated as the Lead Marketing Party. If the Parties discover that any terms of this Agreement are inconsistent with this goal, then the Parties shall discuss in good faith amending this Agreement to accomplish this goal.

(d) The Lead Marketing Party for a particular Collaboration Product shall initially bear all Commercialization Costs (as defined in Exhibit A) for such Collaboration Product other than those initially borne by the Passive Marketing Party pursuant to Section 5.7. Such costs shall be taken into account when the Parties allocate the Product Profits for such Collaboration Product in accordance with Sections 5.16 and 5.17.

5.6 Option to Co-Promote. The Lead Marketing Party with respect to a particular Collaboration Product shall give the Passive Marketing Party [*] written notice of the anticipated date of commercial launch of such Collaboration Product. The Passive Marketing Party shall have the right, but not the obligation, to co-promote such Collaboration Product on a country-by-country basis, commencing at any time from the date of commercial launch of such Collaboration Product in the first country, by providing [*] advance written notice to the Lead Marketing Party.

5.7 Responsibilities of the Parties.

(a) If the Passive Marketing Party exercises its right to co-promote a particular Collaboration Product, the Passive Marketing Party shall contribute, at its election, [*] of the sales efforts required for the Commercialization of such Collaboration Product, under such reasonable terms and arrangements as to which the Parties shall agree and set forth in a separate co-promotion agreement, with the Passive Marketing Party remaining responsible for its share of the Pre-Commercialization Costs as set forth in Section 5.11. The Passive Marketing Party’s co-promotion efforts shall be coordinated with the Lead Marketing Party’s promotion efforts through the JOC consistent with the Commercialization Plan. The Parties agree to facilitate communication and cooperation between their respective operating entities with the objective of maximizing sales for the co-promoted Products on a country by country basis.

(b) If the Passive Marketing Party does not exercise its Co-Promotion Option for a particular Collaboration Product, the Lead Marketing Party will provide [*] of the sales efforts required for such Collaboration Product, and the Passive Marketing Party’s participation in the Commercialization of such Collaboration Product shall be limited to the activities provided in Section 5.7(c), with the Passive Marketing Party remaining responsible for its share of the Pre-Commercialization Costs as set forth in Section 5.11.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) It is recognized that the Parties bring particular strengths to the ongoing Commercialization of Collaboration Products. It is expected that while the Lead Marketing Party will provide most of the marketing and selling efforts for Collaboration Products, and that the Passive Marketing Party will provide members for the Lead Marketing Party product teams, participating in the development of all strategies and performing activities relating to the following marketing functions as part of the Commercialization Plan and Launch Plans:

•    [*]

•    [*]

•    [*]

•    [*]

•    [*]

Prior to the launch of a Collaboration Product, the JOC shall establish the Passive Marketing Party headcount necessary to perform such activities. The Passive Marketing Party activities will be performed in accordance with each approved Commercialization Plan and Commercialization Budget and each approved Launch Plan and Launch Budget. All other marketing activities that have not been assigned to the Passive Marketing Party will be the responsibility of the Lead Marketing Party unless determined otherwise by the JOC.

(d) The Lead Marketing Party shall book all sales for the relevant Collaboration Product, invoice Third Parties that purchase such Collaboration Product, and collect payment for all such Collaboration Products sold.

5.8 Right to Engage Third Parties. If the Lead Marketing Party determines that it needs promotion support (such as co-marketing or co-promotion) and the Passive Marketing Party does not want to provide it or is not capable of providing it, then the Lead Marketing Party may contract for additional promotion support from a Third Party. In such event, the JOC will review the terms of the engagement of such Third Party, and such engagement shall be subject to the prior written approval of the Passive Marketing Party. The approved costs of engaging such Third Party will be a Commercialization Cost.

5.9 Commercialization Efforts. Each Party shall use Diligent Efforts to carry out its obligations under the Commercialization Plans and Launch Plans within the Commercialization Budgets and Launch Budgets and to cooperate with each other in carrying out the Commercialization Plans and Launch Plans.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.10 Advertising and Education. The JOC will assign to the Parties or any Third Party the preparation of advertising and education materials for Collaboration Products. All promotional platforms and campaigns shall be subject to review and approval by the JOC. Each Party shall have the right to set the guidelines for the use of its trademarks, and all promotional materials containing such trademarks shall comply in all material respects with such guidelines. Any materials containing a Party’s trademarks or referring to a Party shall be subject to prior review and approval by such Party.

(a) If any written and visual promotion or educational materials refer to or identify both Parties, the Parties shall be presented and described with equal prominence. All product labeling (including patient dosing materials such as tablets, capsules and ampules), documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of Collaboration Products shall display the names and logos of the Passive Marketing Party and the Lead Marketing Party with equal prominence.

(b) Notwithstanding the foregoing, subsections (a) and (b) are subject to the requirements of applicable laws and regulations of each country in which such materials are presented or in which Collaboration Products are Commercialized.

5.11 Pre-Commercialization Costs. The Parties shall [*] all Pre-Commercialization Costs incurred pursuant to each Launch Budget approved by the JOC for each Collaboration Product. Each Party shall maintain accurate books and records of all costs and expenses allowable as Pre-Commercialization Costs, within the applicable Launch Budget. Within [*] after the end of each calendar quarter, each Party shall submit to the JOC (or the JFC, if formed) a summary of all Pre-Commercialization Costs incurred during that quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. The JOC shall review all such expenses to determine if they fall within the applicable Launch Budget. Any amounts expended outside a Launch Budget shall be borne by the Party making such expenditure, unless approved by the JOC, and if so approved shall be Pre-Commercialization Costs. With respect to the expenses within [*] of a Launch Budget, the JOC shall submit to the Party that bore less than [*] (or any other percentage agreed upon by the Parties) such Pre-Commercialization Costs for that quarter an invoice for the amount that Party must remit to the other Party to bring that Party’s share of the Pre-Commercialization Costs up to [*] (or any other percentage agreed upon by the Parties) for the previous quarter. Such Party shall remit the amount on the invoice to the other Party within [*] of receiving such invoice. Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s submissions pursuant to this Section 5.11.

5.12 Training Program. The Lead Marketing Party will develop adequate training programs for personnel involved in the sales and promotion of Collaboration Products.

The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. Training shall be carried out at a time which is acceptable to the JOC, and which is prior to but reasonably near the date on which Regulatory Approval is expected. The preparation of materials shall be considered Pre-Commercialization Costs or Commercialization Costs, as the case may be.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.13 Pricing, Pricing Approvals and Product Distribution. The JOC shall determine the overall pricing strategy for a particular Collaboration Product at least ninety (90) days prior to commercial launch of such product. The Lead Marketing Party shall obtain such Collaboration Products pricing approvals as may be required and arrange for distribution of each Collaboration Product in each applicable country. The JOC shall have the ability to extend the 90-day period if necessary.

5.14 Product Recalls. In the event that any regulatory agency schedules an inspection, threatens or initiates any action to remove a Collaboration Product from the market, the Lead Marketing Party shall notify the Passive Marketing Party of such communication within one business day of receipt by the Lead Marketing Party. If the Lead Marketing Party commences an internal product quality investigation, it shall promptly notify and consult with the Passive Marketing Party regarding such investigation. Further, if either Party believes that a recall of a Collaboration Product is necessary, such Party shall notify and consult with the other Party within two (2) working days of its determination and both Parties shall cooperate to allow such recall to occur under the direction of the JOC. In the event of a dispute about whether to recall a Collaboration Product, such recall shall occur. The expenses of a product recall shall be an Allowable Expense shared by the Parties, except to the extent one Party is responsible for such expense pursuant to Section 15.1. For the purposes of this Section 5.14, “Recall” shall mean any action by either Party to recover title to or possession of a Collaboration Product sold or shipped to Third Parties. The term “Recall” also includes the failure by either Party to sell or ship a Collaboration Product to Third Parties which would have been subject to recall if it had been sold or shipped.

5.15 Tax Consideration. Either Party may take advantage of tax considerations which benefit it and not the other Party. In the event that a Party takes advantage of a tax consideration which benefits it and not the other Party, no compensation to the other Party is required unless such affects the other Party’s Product Profit negatively, in which case compensation shall be provided to the other Party to make it whole.

5.16 Allocation of Product Profits.

(a) If PPD and Syrrx share equally Phase IIIa Development Costs for a particular Collaboration Product, then PPD and Syrrx shall share equally in the Product Profits hereunder with respect to such Collaboration Product until such Collaboration Product is permanently withdrawn from and is no longer being sold anywhere.

(b) To the extent that PPD and Syrrx do not share equally Phase IIIa Development Costs for a particular Collaboration Product, then PPD shall be entitled to retain [*].

(c) The following examples demonstrate how the Parties intend to implement Section 5.16(b):

(i)	[*].

(ii)	[*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.17 Remittance of Each Party’s Share of Product Profits.

(a) Subject to Section 5.17(b), within [*] of the end of each calendar quarter following the launch of each Collaboration Product, or such shorter period as agreed by the JOC, each Party shall report to the JOC as outlined in Exhibit B its revenues and individual Allowable Expenses (with appropriate supporting information) involved in the computation of Product Profit and accrued during such quarter with respect to such Collaboration Product. The Parties shall determine and report Commercialization Costs for their respective full-time equivalent sales force personnel using the same mutually acceptable mechanism. Under the circumstances set forth in Section 5.16(b), Syrrx need not provide such a report and PPD’s report shall specify the amounts of any Phase IIIa Development Costs with respect to such Collaboration Product (with appropriate supporting information) that it wishes to deduct from the Product Profit prior to its allocation between the Parties pursuant to Section 5.16(b).

(b) Within [*] after receipt of such report, the JOC shall determine whether either Party needs to make a payment to the other Party to achieve the allocation of Product Profits set forth in Section 5.16(a) or 5.16(b), as applicable, and shall send the first Party an invoice for such amount. The first Party shall pay the other Party the amount of such invoice within [*] of the date of such invoice.

(c) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s submissions pursuant to this Section 5.17.

5.18 Manufacture and Supply. The JOC will discuss and agree upon how product manufacturing and supply responsibilities for Finished Product shall be allocated between the Parties.

6. PARTNERED COMMERCIALIZATION

6.1 Partnered Commercialization Prior to Phase IIIa Trial or Where All Phase IIIa Development Costs Are Shared by the Parties.

(a) Applicability. This Section 6.1 shall apply in each circumstance in which:

(i) the JOC decides, pursuant to Section 5.1, to pursue Partnered Commercialization of a Collaboration Product in one or more territories for one or more diseases either (1) prior to its first Commencement of a Phase IIIa Trial, or (2) after its first Commencement of a Phase IIIa Trial but at such time as all Phase IIIa Development Costs have been shared equally by the Parties; or

(ii) PPD decides, as applicable pursuant to Article 4, that the Parties will pursue Partnered Commercialization of a Collaboration Product in one or more territories for one or more diseases either (1) prior to its first Commencement of a Phase IIIa Trial, or (2) after its first Commencement of a Phase IIIa Trial but at such time as all Phase IIIa Development Costs have been shared equally by the Parties.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Partnering Agreement. The JOC shall (i) allocate responsibility for identifying potential partners, (ii) designate one or more potential partners to engage in negotiations, and (iii) assign one or both Parties with the responsibility of taking the lead in such negotiations. The Party taking the lead shall keep the other Party informed regarding such negotiations, and any Partnering Agreement must be approved and entered into by both Parties. If the Parties do not enter into a Partnering Agreement within [*] of PPD’s decision, pursuant to Section 6.1(a)(ii), to pursue Partnered Commercialization, [*]. The Parties recognize that a Partnering Agreement with a Third Party for the Commercialization of a Collaboration Product may involve the Parties incurring Partnering Costs, for example by co-participation with the partner, and such costs shall be approved by the JOC. The Parties shall strive to use internal resources of the Parties as much as practical to minimize Partnering Costs.

(c) Economics. The Parties will share [*] realized, with respect to such Partnered Product.

(d) Reporting and Reconciliation.

(i) Within [*] in which there is a Collaboration Product for which one or both Parties are attempting to negotiate a Partnering Agreement pursuant to this Section 6.1, each Party shall report to the JOC or (JFC, if formed) the total of all Partnering Costs it incurred in such quarter with respect to such Collaboration Product. If one Party incurred more such Partnering Costs during such quarter, then the JOC shall promptly send the other Party an invoice for [*]. The other Party shall pay the amount of such invoice to the first Party within [*] of the date of such invoice.

(ii) Within [*] following the execution of a Partnering Agreement entered into pursuant to this Section 6.1, each Party shall report to the JOC or (JFC, if formed) the Partnering Costs it incurred during such quarter with respect to such Partnering Agreement and the Licensing Revenues it received during such quarter with respect to such Partnering Agreement. Within [*] after receipt of such reports, the JOC shall calculate the amount of any payment due from one Party to another to achieve the allocation of Partnering Costs and Licensing Revenue set forth in Section 6.1(c) and shall send such Party an invoice for such amount. The invoiced Party shall pay the amount of such invoice to the other Party within [*] of the date of such invoice.

(iii) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s reports pursuant to this Section 6.1(d).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2 Partnered Commercialization After At Least a Portion of Phase IIIa Development Costs Are Not Shared by The Parties.

(a) Applicability. This Section 6.2 shall apply in instances when PPD decides that the Parties will pursue Partnered Commercialization of a Collaboration Product in one or more territories for one or more diseases after one of the following circumstances:

(i) PPD and Syrrx did not enter into a Phase III Loan for such Collaboration Product pursuant to Section 4.3(b), 4.3(c) or 4.3(d), Syrrx did not commit to pay for [*] of the Phase IIIa Development Costs for such Collaboration Product, and PPD subsequently paid for all of the Phase IIIa Development Costs incurred for such Collaboration Product for the entire Phase IIIa Trial or a portion of such Trial; and

(ii) PPD and Syrrx entered into a Phase III Loan, and pursuant to Section 4.6(a), PPD terminated its commitment to continue making advances under the Phase III Loan and subsequently paid for [*] of the Phase IIIa Development Costs incurred for such Collaboration Product for the remainder of such Phase IIIa Trial or a portion of such remainder.

(b) Partnering Agreement. In the event of any of the circumstances described in Section 6.2(a), the JOC shall (i) allocate responsibility for identifying potential partners, (ii) designate one or more potential partners to engage in negotiations, and (iii) assign one or both Parties with the responsibility of taking the lead in such negotiations. The Party taking the lead shall keep the other Party informed regarding such negotiations, and any Partnering Agreement must be approved and entered into by both Parties. If the Parties do not enter into a Partnering Agreement within [*] of PPD’s decision to pursue Partnered Commercialization, [*]. The Parties recognize that a Partnering Agreement with a Third Party for the Commercialization of a Collaboration Product may involve the Parties incurring Partnering Costs, for example by co-participation with the partner, and such costs shall be approved by the JOC. The Parties shall strive to use internal resources of the Parties as much as practical to minimize Partnering Costs.

(c) Economics. To the extent that PPD and Syrrx do not share equally Phase IIIa Development Costs for a particular Collaboration Product that becomes a Partnered Product, then PPD [*].

(d) Reporting and Reconciliation.

(i) Within [*] in which there is a Collaboration Product for which one or both Parties are attempting to negotiate a Partnering Agreement pursuant to this Section 6.2, each Party shall report to the JOC or (JFC, if formed) the total of all Partnering Costs it incurred in such quarter with respect to such Collaboration Product. If one Party incurred more such Partnering Costs during such quarter, then the JOC shall promptly send the other Party an invoice for [*]. The other Party shall pay the amount of such invoice to the first Party within [*] of the date of such invoice.

(ii) Within [*] following the execution of a Partnering Agreement entered into pursuant to this Section 6.2, each Party shall report to the JOC (or JFC, if formed) the Partnering Costs it incurred during such quarter with respect to such Partnering Agreement and the Licensing Revenues it received during such quarter with respect to such Partnering Agreement. Within [*] after receipt of such reports, the JOC shall calculate the amount of any payment due from one Party to another to achieve the allocation of Partnering Profit set forth in Section 6.2(c) and shall send such Party an invoice for such amount. The invoiced Party shall pay the amount of such invoice to the other Party within [*] of the date of such invoice.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iii) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s reports pursuant to this Section 6.2(d).

6.3 Partnered Commercialization for Syrrx Terminated Products

(a) Applicability. This Section 6.3 shall apply in each circumstance in which PPD decides to pursue Partnered Commercialization of a Syrrx Terminated Product in one or more territories for one or more diseases.

(b) Partnering Agreement. PPD shall be responsible for identifying potential partners and engaging in negotiations with them. PPD shall keep Syrrx informed regarding such negotiations. PPD may not obligate Syrrx through any Partnering Agreement involving a Syrrx Terminated Product unless PPD discloses the terms of the Partnering Agreement to Syrrx and obtains Syrrx’s prior written consent. The Parties also agree that the Partnering Agreement shall in no way alter the economics for Syrrx Terminated Products specified in Section 6.3(c).

(c) Economics.

(i) With respect to any such Partnered Product for which Syrrx terminated its interest, pursuant to Section 13.2(c), prior to the [*].

(ii) With respect to any such Partnered Product for which Syrrx terminated its interest, pursuant to Section 13.2(c), after the [*].

(d) Reporting and Reconciliation.

(i) Within [*] in which there is a Syrrx Terminated Product for which PPD is attempting to negotiate a Partnering Agreement pursuant to this Section 6.3, [*] shall report to the JOC or (JFC, if formed) the total of all Partnering Costs it incurred in such quarter with respect to such Collaboration Product. The JOC or (JFC, if formed) shall keep such information for calculating payments pursuant to Section 6.3(d)(ii).

(ii) Within [*] following the execution of a Partnering Agreement entered into pursuant to this Section 6.3, each Party shall report to the JOC or (JFC, if formed) the Partnering Costs it incurred during such quarter with respect to such Partnering Agreement and the Licensing Revenues it received during such quarter with respect to such Partnering Agreement. Within [*] after receipt of such reports, the JOC or (JFC, if formed) shall calculate the amount of any payment due from one Party to another to achieve the allocation of Partnering Profit set forth in Section 6.3(c)(i) or 6.3(c)(ii), as applicable, and shall send such Party an invoice for such amount. The invoiced Party shall pay the amount of such invoice to the other Party within [*] of the date of such invoice.

(iii) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s reports pursuant to this Section 6.3(d).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4 Partnered Commercialization for PPD Terminated Products.

(a) Applicability. This Section 6.4 shall apply in each circumstance in which Syrrx decides to pursue Partnered Commercialization of a PPD Terminated Product in one or more territories for one or more diseases.

(b) Partnering Agreement. Syrrx shall be responsible for identifying potential partners and engaging in negotiations with them. Syrrx shall keep PPD informed regarding such negotiations. Syrrx may not obligate PPD through any Partnering Agreement involving a PPD Terminated Product unless Syrrx discloses the terms of the Partnering Agreement to PPD and obtains PPD’s prior written consent. The Parties also agree that the Partnering Agreement shall in no way alter the economics for PPD Terminated Products specified in Section 6.4(c).

(c) Economics.

(i) With respect to any such Partnered Product for which PPD terminated its interest, pursuant to Section 13.2(c), prior to the [*].

(ii) With respect to any such Partnered Product for which PPD terminated its interest, pursuant to Section 13.2(c), after the [*].

(d) Reporting and Reconciliation.

(i) Within [*] in which there is a PPD Terminated Product for which Syrrx is attempting to negotiate a Partnering Agreement pursuant to this Section 6.4, Syrrx shall report to the JOC or (JFC, if formed) the total of all Partnering Costs it incurred in such quarter with respect to such Collaboration Product. The JOC or (JFC, if formed) shall keep such information for calculating payments pursuant to Section 6.4(d)(ii).

(ii) Within [*] following the execution of a Partnering Agreement entered into pursuant to this Section 6.4, each Party shall report to the JOC or (JFC, if formed) the Partnering Costs it incurred during such quarter with respect to such Partnering Agreement and the Licensing Revenues it received during such quarter with respect to such Partnering Agreement. Within [*] after receipt of such reports, the JOC shall calculate the amount of any payment due from one Party to another to achieve the allocation of Partnering Profit set forth in Section 6.4(c)(i) or 6.4(c)(ii), as applicable, and shall send such Party an invoice for such amount. The invoiced Party shall pay the amount of such invoice to the other Party within [*] of the date of such invoice.

(iii) Either Party may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of the other Party’s reports pursuant to this Section 6.4(d).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7. INDEPENDENT DEVELOPMENT AND COMMERCIALIZATION

7.1 Syrrx Terminated Products.

(a) Control. PPD shall solely control and bear [*] associated with the Development and Commercialization of Syrrx Terminated Products. PPD shall report to the JOC at least once a year concerning the status of each Syrrx Terminated Product.

(b) Allocation of Independent Profits.

(i) Termination Prior to [*]. With respect to any Syrrx Terminated Product for which Syrrx terminated its interest, pursuant to Section 13.2(c), prior to the [*], PPD shall be entitled [*] of all Independent Profit realized [*]. Once PPD is no longer entitled [*] of all Independent Profit pursuant to this Section 7.1(b)(i), PPD will [*] and Syrrx will [*] of all Independent Profit with respect to such Syrrx Terminated Product.

(ii) Termination After [*]. With respect to any Syrrx Terminated Product for which Syrrx terminated its interest, pursuant to Section 13.2(c), after the [*], PPD shall be entitled [*] of all Independent Profit realized [*]. Once PPD is no longer entitled [*] of all Independent Profit pursuant to Section 7.1(b)(ii), the Parties will [*] all Independent Profit with respect to such Syrrx Terminated Product.

(c) Development Cost Reporting. Within [*] prior to the launch of each Syrrx Terminated Product, PPD shall report to the JOC its [*] for such Syrrx Terminated Product for such quarter (with appropriate supporting information) and its Phase IIIa Trial development budget for such Syrrx Terminated Product.

(d) Remittance of Independent Profit. Within [*] following the launch of each Syrrx Terminated Product, PPD shall report to the JOC in a mutually agreed format (i) its revenues and individual Allowable Expenses (with appropriate supporting information) for such quarter and with respect to such Syrrx Terminated Product, (ii) its computation of Independent Profit for such quarter with respect to such Syrrx Terminated Product, and (iii) the amounts of any [*] with respect to such Syrrx Terminated Product that it wishes to [*] pursuant to Section 7.1(b)(i) or 7.1(b)(ii). Within [*] after receipt of such report, the JOC shall determine whether PPD needs to make a payment to Syrrx to achieve the allocation of Independent Profits set forth in Section 7.1(b)(i) or 7.1(b)(ii) (as applicable) and shall send PPD an invoice for such amount. PPD shall pay Syrrx the amount of such invoice within thirty (30) days of the date of such invoice.

(e) Audit. Syrrx may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of PPD’s submissions pursuant to this Section 7.1.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.2 PPD Terminated Products.

(a) Control. Syrrx shall solely control and bear all costs associated with the Development and Commercialization of PPD Terminated Products. Syrrx shall report to the JOC at least once a year concerning the status of each PPD Terminated Product.

(b) Allocation of Independent Profits.

(i) Termination Prior to [*]. With respect to any PPD Terminated Product for which PPD terminated its interest, pursuant to Section 13.2(c), prior to the [*], Syrrx shall be entitled [*]. Once Syrrx is no longer entitled [*] pursuant to this Section 7.2(b)(i), Syrrx will [*] and PPD will [*] of all Independent Profit with respect to such PPD Terminated Product.

(ii) Termination After [*]. With respect to any PPD Terminated Product for which PPD terminated its interest, pursuant to Section 13.2(c), after the [*], Syrrx shall be entitled [*]. Once Syrrx is no longer entitled [*] pursuant to Section 7.2(b)(ii), the Parties will [*] with respect to such PPD Terminated Product.

(c) Development Cost Reporting. Within [*] prior to the launch of each PPD Terminated Product, Syrrx shall report to the JOC its [*] for such PPD Terminated Product for such quarter (with appropriate supporting information) and its Phase IIIa Trial development budget for such PPD Terminated Product.

(d) Remittance of Independent Profit. Within [*] following the launch of each PPD Terminated Product, Syrrx shall report to the JOC in a mutually agreed format (i) its revenues and individual Allowable Expenses (with appropriate supporting information) for such quarter and with respect to such PPD Terminated Product, (ii) its computation of Independent Profit for such quarter with respect to such PPD Terminated Product, and (iii) the amounts of any [*] with respect to such PPD Terminated Product that it wishes [*] pursuant to Section 7.2(b)(i) or 7.2(b)(ii). Within thirty (30) days after receipt of such report, the JOC shall determine whether Syrrx needs to make a payment to PPD to achieve the allocation of Independent Profits set forth in Section 7.2(b)(i) or 7.2(b)(ii) (as applicable) and shall send Syrrx an invoice for such amount. Syrrx shall pay PPD the amount of such invoice within [*] of the date of such invoice.

(e) Audit. PPD may audit, in accordance with the procedures set forth in Section 10.7, the accuracy of Syrrx’s submissions pursuant to this Section 7.2.

8. LICENSES AND RELATED RIGHTS

8.1 License to PPD. Subject to the terms of this Agreement, Syrrx hereby grants to PPD:

(a) a worldwide, exclusive license, with the right to grant sublicenses, under the Syrrx Technology,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(i) to make, have made, use, import, sell, and offer for sale, solely for use in the Field, Collaboration Products and Partnered Products;

(ii) to make, have made, and import, solely for use in accordance with Section 8.1(a)(iii), Target Inhibitors listed in the Target Inhibitor Catalog, Lead Candidates, IND Ready Candidates, Potential IND Ready Candidates, and Reserved IND Ready Candidates;

(iii) to use, solely in the Field, Target Inhibitors listed in the Target Inhibitor Catalog, Lead Candidates, IND Ready Candidates, Potential IND Ready Candidates, and Reserved IND Ready Candidates; and

(iv) to make, have made, use, import, offer for sale, and sell, solely in the Field, Other Products;

(b) a worldwide, exclusive license, with the right to grant sublicenses, under the Syrrx Technology, to use, make, have made, import, sell, have sold and offer for sale, for all purposes in the Field, Syrrx Terminated Products; and

(c) a worldwide, nonexclusive, fully paid license, with the right to grant sublicenses, under the DP4 IP that PPD Controlled before the Effective Date, to practice such DP4 IP for all purposes outside the Field.

8.2 License Limitations.

(a) The license set forth in Section 8.1(a) is subject to Syrrx’s right to (i) practice the Syrrx Technology as necessary or useful for Syrrx to perform its responsibilities under a Development Plan and a Commercialization Plan, (ii) with approval from the JOC, grant licenses under the Syrrx Technology to Third Parties solely for such Third Parties to perform such responsibilities on behalf of Syrrx, and (iii) grant non-exclusive or exclusive licenses under the Syrrx Technology with respect to one or more Partnered Products to each Third Party with which Syrrx or the Parties enter into a Partnering Agreement in accordance with Section 6.1, 6.2 or 6.4.

(b) PPD hereby covenants that it will not practice any Syrrx Technology for any purpose other than that expressly permitted in Section 8.1.

8.3 Licenses to Syrrx. Subject to the terms of this Agreement, PPD hereby grants to Syrrx:

(a) a worldwide, exclusive license, with the right to grant sublicenses, under the PPD Technology,

(i) to make, have made, use, import, sell, and offer for sale, solely for use in the Field, Collaboration Products and Partnered Products;

(ii) to make, have made, and import, solely for use in accordance with Section 8.3(a)(iii), Target Inhibitors listed in the Target Inhibitor Catalog, Lead Candidates, IND Ready Candidates, Potential IND Ready Candidates, and Reserved IND Ready Candidates;

(iii) to use, solely in the Field, Target Inhibitors listed in the Target Inhibitor Catalog, Lead Candidates, IND Ready Candidates, Potential IND Ready Candidates, and Reserved IND Ready Candidates; and

(iv) to make, have made, use, import, offer for sale, and sell, solely in the Field, Other Products;

(b) a worldwide, exclusive, fully paid, irrevocable license, with the right to grant sublicenses, under the PPD Technology, to use, make, have made, import, sell, have sold and offer for sale, for all purposes, Rejected Inhibitors and products containing or comprising Rejected Inhibitors; and

(c) a worldwide, exclusive license, with the right to grant sublicenses, under the PPD Technology, to use, make, have made, import, sell, have sold and offer for sale, for all purposes, PPD Terminated Products.

8.4 License Limitations.

(a) The license set forth in Section 8.3(a) is subject to PPD’s right to (i) practice the PPD Technology as necessary or useful for PPD to perform its responsibilities under the Development Plan and the Commercialization Plan, (ii) with approval from the JOC, grant licenses under the PPD Technology to Third Parties solely for such Third Parties to perform such responsibilities on behalf of PPD, and (iii) grant non-exclusive or exclusive licenses under the PPD Technology with respect to one or more Partnered Products to each Third Party with which PPD or the Parties enter into a Partnering Agreement in accordance with Section 6.1, 6.2 or 6.3.

(b) Syrrx hereby covenants that it will not practice any PPD Technology for any purpose other than that expressly permitted in Section 8.3.

8.5 Third Party License Obligations. The JOC (or the JIPC, if formed) shall be responsible for evaluating whether and when a Party or Parties will enter into licensing agreements with Third Parties. Decisions regarding entering into licensing agreement with Third Parties shall be formally made by the JOC. [*].

8.6 Obligations Under [*].

8.7 Sharing of Data.

(a) During the Term, both Parties shall have the right to access all PPD Information and Syrrx Information as it is generated.

(b) Notwithstanding Section 8.7(a), if PPD terminates a given Collaboration Product pursuant to Section 13.2(c), then Syrrx shall cease to have any obligation to provide PPD with access to any Syrrx Information with respect to such PPD Terminated Product.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Notwithstanding Section 8.7(a), if Syrrx terminates a given Collaboration Product pursuant to Section 13.2(c), then PPD shall cease to have any obligation to provide Syrrx with access to any PPD Information with respect to such Syrrx Terminated Product.

9. EXCLUSIVITY

9.1 PPD.

(a) Subject to Section 9.1(b), PPD shall not, except pursuant to the Collaboration for use in the Field, (i) discover, develop, or commercialize any Inhibitor of the Target or any products containing or derived from such Inhibitors, (ii) acquire from any Third Party the right to discover, develop, or commercialize one or more Inhibitors of the Target outside the Collaboration, (iii) enter into any agreement in which any Third Party pursuant to such agreement discovers, develops, or commercializes one or more Inhibitors of the Target, or (iv) invest in any Third Party that, at the time such investment is made, is engaged or intends to engage in the discovery, development or commercialization of one or more Inhibitors of the Target.

(b) Notwithstanding Section 9.1(a), PPD may provide services to Third Parties in connection with the preclinical and clinical development of one or more Inhibitors of the Target and products containing or comprising such inhibitors, provided that:

(i) such services are limited to those that are usual and customary for clinical research organizations in general and PPD in particular;

(ii) those PPD employees who perform formulation work pursuant to this Agreement (1) shall not perform for any Third Party any formulation work upon any Inhibitor of the Target and (2) shall not advise, or disclose any formulation related Information generated in the course of the Collaboration to, any PPD employee performing for any Third Party any formulation work upon any Inhibitor of the Target; and

(iii) PPD shall not retain (1) any right, title, interest or license in any such Inhibitor; or (2) any right to receive (directly or indirectly) any consideration in connection with the subsequent development, regulatory filings, regulatory approval, promotion or sales of such Inhibitors or products (other than normal and customary fees and expenses charged by PPD for any such services).

9.2 Syrrx. Subject to Sections 3.6(e), 3.9 and 9.3, Syrrx shall not, outside the Collaboration, (a) discover, develop, or commercialize one or more Inhibitors of the Target or products containing or comprising Inhibitors of the Target; (b) grant (by assignment, license or otherwise) to any Third Party the right to discover, develop, or commercialize one or more Inhibitors of the Target or products containing or comprising Inhibitors of the Target; (c) enter into any agreement in which any Third Party pursuant to such agreement discovers, develops, or commercializes one or more Inhibitors of the Target or products containing or comprising Inhibitors of the Target or products containing or comprising Inhibitors of the Target; or (d) invest in any Third Party that is engaged in the discovery, development or commercialization of products containing or comprising Inhibitors of the Target. In the event that Syrrx is acquired by or merged with a Third Party that has a pre-existing program to discover, develop or commercialize Inhibitors of the Target, then this Section 9.2 shall apply only to those Inhibitors of the Target Controlled by Syrrx prior to the effective date of the merger or acquisition.

9.3 Rejected Inhibitors. Notwithstanding Section 9.2, subject to Section 3.7, Syrrx shall be free to (i) develop each Rejected Inhibitor and any products based thereon for its Permitted Diseases, and (ii) commercialize such Rejected Inhibitor. Such development and commercialization of Rejected Inhibitors and related products may be performed by Syrrx alone or in conjunction with one or more Third Parties. Subject to Section 3.7, Syrrx may also sell, assign, transfer, license or otherwise grant rights in a particular Rejected Inhibitor and products based thereon with respect to its Permitted Diseases to one or more Third Parties. The rights set forth in this Section 9.3 shall cease, with respect to a particular Rejected Inhibitor, at such time as it ceases to be a Rejected Inhibitor. The JOC may subsequently accept a former Rejected Inhibitor as an IND Ready Candidate in accordance with Section 3.6.

9.4 Negative Covenants of PPD.

(a) PPD hereby covenants that during the Term of the Agreement it will not:

(i) Practice the licenses set forth in Section 8.1(a)(i)-(iii) except as necessary or useful for PPD to perform its responsibilities under a Development Plan and a Commercialization Plan;

(ii) Grant any sublicenses under the licenses set forth in Section 8.1(a)(i)-(iii) except as approved by the JOC so that such sublicensee can perform, on behalf of PPD, PPD’s responsibilities under a Development Plan and a Commercialization Plan; or

(iii) Practice the license set forth in Section 8.1(a)(iv).

(b) Prior to the termination of the Agreement, the negative covenants set forth in Section 9.4(a) shall terminate, on a Target Inhibitor-by-Target Inhibitor (and associated product) basis, at such time as Syrrx fails to perform any of its material obligations under this Agreement with respect to such Target Inhibitor or its associated product and fails to cure such breach within thirty (30) days after PPD’s notice thereof.

(c) PPD shall account for all sales of Other Products as if they were Collaboration Products, including without limitation, providing Syrrx with its share of (i) all Product Profit arising therefrom in accordance with Section 5.16(b) or (ii) all Partnering Profits arising therefrom in accordance with Section 6.2, if PPD enters into a Partnering Agreement with respect to such Product.

9.5 Negative Covenants of Syrrx.

(a) Syrrx hereby covenants that during the Term of the Agreement it will not:

(i) Practice the licenses set forth in Section 8.3(a)(i)-(iii) except as necessary or useful for Syrrx to perform its responsibilities under a Development Plan and a Commercialization Plan;

(ii) Grant any sublicenses under the licenses set forth in Section 8.3(a)(i)-(iii) except as approved by the JOC so that such sublicensee can perform, on behalf of Syrrx, Syrrx’s responsibilities under a Development Plan and a Commercialization Plan; or

(iii) Practice the license set forth in Section 8.3(a)(iv).

(b) Prior to the termination of the Agreement, the negative covenants set forth in Section 9.5(a) shall terminate, on a Target Inhibitor-by-Target Inhibitor (and associated product) basis, at such time as PPD fails to perform any of its material obligations under this Agreement with respect to such Target Inhibitor or its associated product and fails to cure such breach within thirty (30) days after Syrrx’s notice thereof.

(c) Syrrx shall account for all sales of Other Products as if they were Collaboration Products, including without limitation, providing PPD with its share of (i) all Product Profit arising therefrom in accordance with Section 5.16(b) or (ii) all Partnering Profits arising therefrom in accordance with Section 6.2, if Syrrx enters into a Partnering Agreement with respect to such Product.

10. COMPENSATION

10.1 Milestone Payments. For each Collaboration Product, PPD shall make the noncreditable and nonrefundable milestone payments set forth below to Syrrx within [*] after the achievement of each of the following events:

(a) [*] upon [*], for each Collaboration Product containing or comprising a different IND Ready Candidate;

(b) [*] upon [*], for each Collaboration Product containing or comprising a different IND Ready Candidate;

(c) [*] upon [*], for each Collaboration Product containing or comprising a different IND Ready Candidate;

(d) [*] upon [*], for each Collaboration Product containing or comprising a different IND Ready Candidate; and

(e) [*] upon [*], for each Collaboration Product containing or comprising a different IND Ready Candidate.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

[*]

	[*]		[*]		[*]		[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	—	—	— [1]	[*]	—	—	—
[*]	[*]	—	—	— [2]	[*]	—	—	—
[*]	[*]	—	[*]	—	[*]	—	—	—
[*]	[*]	—	[*]	—	[*]	—	—	—
[*]	[*]	—	[*]	—	[*]	—	—	—

[GRAPHIC APPEARS HERE]

Time

10.2 [*].

10.3 Payment Method. All milestone payments due under this Agreement to Syrrx shall be made by bank wire transfer in immediately available funds to an account designated by Syrrx. All payments hereunder shall be made in U.S. dollars.

10.4 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the other Party will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to the first Party within 30 days following that tax payment. Any such payments made by the other Party shall be treated as having been made to the first Party under this Article 10.

10.5 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, Product Profits and Independent Profits arising from sales made in that country shall be paid to the non-selling Party in the country in local currency by deposit in a local bank designated by such Party, unless the Parties otherwise agree.

10.6 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with the Lead Marketing Party’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

1 [*].

2 [*].

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.7 Records; Inspection. Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such five (5) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. If any errors in favor of the inspected Party are discovered in the course of such inspection, then within thirty (30) days of its receipt of the inspection report, such inspected Party shall pay the inspecting Party those amounts (plus interest) that the inspecting Party would have received in the absence of such errors. Inspections conducted under this Section 10.7 shall be at the expense of the inspecting Party, unless a variation or error in favor of the inspected Party exceeding [*] of the amount stated for the period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party.

11. INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

11.1 Ownership.

(a) Inventorship. Inventorship of all DP4 IP, Sole IP and Joint IP will be determined under the patent laws of the United States.

(b) Pre-Existing Rights. Subject to Sections 1.21, 11.1(c), and 13.2(c), nothing in this Agreement shall be construed as a grant to either Party of any ownership interest in any copyrights, patents, trademarks, know-how, inventions, trade secrets and registrations and applications for the registration thereof of the other Party created before the Effective Date.

(c) [*] Ownership. [*] shall own the entire right, title and interest in and to any and all [*]. [*] hereby transfers and assigns to [*] any and all right, title and interest to all [*]. At the request of [*], [*]shall execute all documents necessary or desirable to effectuate or record such assignment. [*] may grant licenses outside the Field under the [*].

(d) Ownership of Sole IP and Joint IP. Each Party shall own the entire right, title and interest in and to any and all of its Sole IP. Each Party shall each own an undivided one-half interest in and to any and all Joint IP. Syrrx and PPD as joint owners shall each have the right to exploit and to grant licenses under such Joint IP (without an accounting or obligation to, or consent required from, the other Party), unless (i) such a grant would be inconsistent with the Development Plan, Commercialization Plan, Partnering Agreements or goals of the Collaboration or (ii) otherwise specified in this Agreement.

(e) Ownership of [*] Information and [*] Information. [*] shall own the entire right, title and interest in and to any and all [*] Information. [*] shall own the entire right, title and interest in and to any and all [*] Information.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.2 Disclosure. Each Party shall submit a written report to the JOC (or the JIPC, if formed) within [*] describing any [*], Sole IP or Joint IP arising during the prior quarter in the course of the Collaboration which it believes may be patentable. The JOC (or the JIPC, if formed) shall decide whether to file a patent application for a Joint IP, as discussed in Section 11.3(c).

11.3 Patent Prosecution and Maintenance.

(a) Inventions. Each Party shall notify the JOC promptly of each invention that should be included within DP4 IP made by such Party, solely or jointly with the other Party. The JOC shall determine whether to file a patent application in any country for each such invention, to protect the mutual interests of the Parties.

(b) DP4 IP. Syrrx shall have the primary responsibility for preparing, filing, prosecuting and maintaining patent rights relating to DP4 IP. Syrrx or its outside patent counsel and PPD or its outside counsel shall be co-attorneys of record with respect to each Patent within the DP4 IP. Syrrx shall keep PPD reasonably informed with respect to the status of such Patents and their prosecution and shall provide PPD with a reasonable opportunity to review and comment upon draft patent applications and office action responses for such Patents. Syrrx shall provide to PPD, at least on an annual basis, with a list identifying the status of all DP4 IP rights for which it Controls the preparation, filing, prosecution, maintenance and defense.

If Syrrx decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis any DP4 IP, Syrrx shall give PPD reasonable notice of same and after receipt of such notice, PPD may, at its expense, file or maintain such applications or patents at its own expense and if it elects to do so shall be made the exclusive attorney of record. PPD shall continue to keep Syrrx reasonably informed with respect to the status of such Patents and their prosecution.

If PPD decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis within DP4 IP, PPD shall give Syrrx reasonable notice of same and after receipt of such notice, Syrrx may, at its expense, file or maintain such applications or patents at its own expense and if it elects to do so shall be made the exclusive attorney of record. Syrrx shall continue to keep PPD reasonably informed with respect to the status of such Patents and their prosecution.

If a license to any DP4 IP that one Party filed or maintained at its own expense is later needed in order to make, use or sell a Collaboration Product, PPD Terminated Product (solely with respect to DP4 IP filed or maintained by PPD), Syrrx Terminated Product (solely with respect to PD4 IP filed or maintained by Syrrx), or Partnered Product, then the Party that filed or maintained such DP4 IP at its own expense shall be paid by the other Party [*].

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Sole IP and Joint IP. The Parties shall establish the patent strategy for all Joint IP. Each Party shall direct the filing, prosecution and maintenance of all Patents covering its Sole IP consistent with such strategy. The JOC (or the JIPC, if formed) shall supervise and direct the filing, prosecution and maintenance of all Patents covering Joint IP. The Parties shall exchange (i) drafts of any new patent application that covers a Joint IP prior to filing that application, allowing adequate time for review and comment by the other Party if possible; provided, however, the drafting Party shall not be obligated to delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering Joint IP and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices.

(d) Patent Budget.

(i) The expenses incurred by the Parties in the course of evaluating and protecting DP4 IP shall be governed by a patent budget (“Patent Budget”). The Patent Budget shall constitute the maximum expenses to be incurred thereunder in each calendar year, unless such budget is modified by the JOC.

(ii) Within sixty (60) days of the Effective Date, Syrrx shall provide to the JOC for approval an initial Patent Budget that sets forth Syrrx’s financial projections for costs associated with evaluating and protecting DP4 IP up until the first anniversary of the Effective Date.

(iii) The JOC (or the JIPC, if formed) shall prepare and submit to the Parties, by September 1 of each calendar year, an updated Patent Budget that includes a detailed description of all patent related costs authorized to be incurred during the following calendar year. The Parties shall provide comments on each such updated Patent Budget within thirty (30) days following its submission to them. Within thirty (30) days following such original submission, the JOC shall either approve the original Patent Budget or a modified version thereof that is consistent with the objectives for protecting DP4 IP.

(e) Expenses.

(i) Subject to Section 11.3(e)(ii), Syrrx shall be responsible for all patent costs incurred after the Effective Date in relation to Syrrx Technology, and PPD shall be responsible for patent costs incurred after the Effective Date in relation to PPD Technology. All patent costs incurred for Joint IP shall be [*] by the Parties.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii) Subject to Section 11.3(b), the Parties shall [*] (i) all patent costs approved pursuant to Section 11.3(d) (including filing fees, maintenance fees, and outside attorney fees) with respect to each Patent within the DP4 IP that covers the composition of matter, manufacture or use of a Target Inhibitor listed on the Target Inhibitor Catalog, Lead Candidate, IND Ready Candidate, Potential IND Ready Candidate, Reserved IND Ready Candidate, or Collaboration Product, and (2) all costs approved pursuant to Section 11.3(d) (including outside attorney fees) associated with patentability and freedom to operate assessments with respect to a Target Inhibitor listed on the Target Inhibitor Catalog, Lead Candidate, IND Ready Candidate, Potential IND Ready Candidate, Reserved IND Ready Candidate, or Collaboration Product.

(iii) The Parties shall reconcile all [*] patent expenses on a quarterly basis until such time as all such expenses are Allowable Expenses that the Parties are sharing as part of their allocation of Product Profit in accordance with Sections 5.16 and 5.17.

11.4 Enforcement of Patent Rights.

(a) If a Third Party is apparently infringing a Patent within the DP4 IP, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail.

(b) Syrrx shall have the exclusive right with respect to enforcing any Patent within the DP4 IP against an act of infringement outside the Field and with respect to settling any action brought relating to such infringement, may grant a license to such Patent outside the Field in conjunction with such settlement. All costs, liabilities and proceeds (each, if any) associated with such enforcement shall be borne or realized by Syrrx. Syrrx shall not settle any action in a manner that is prejudicial to any of PPD’s interests under this Agreement without PPD’s prior written approval, which approval shall not be unreasonably withheld.

(c) If the suspected infringement of a Patent within the DP4 IP occurs within the Field, the JOC, with advice from the JIPC, if formed, shall determine how to best control the enforcement of such infringement. If either Party brings any such action or proceeding hereunder as decided by the JOC, the other Party agrees to be joined as a Party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. All costs, liabilities and proceeds (each, if any) associated with the enforcement of a given claim with respect to an IND Ready Candidate or Collaboration Product shall be [*] by the Parties. No settlement or consent judgment or other voluntary final disposition of a suit may be entered into without the joint written consent of Syrrx and PPD.

(d) For clarity, the Parties agree that the rights of each Party to enforce claims of infringement with respect to a Collaboration Product may be made subordinate to a subsequent Partnering Agreement if the Collaboration Product is commercialized by Partnered Commercialization.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.5 Defense of Third Party Claims.

(a) If a Third Party asserts that a patent or other right Controlled by it is infringed by the manufacture, import, use, sale or offer for sale of any IND Ready Candidate or Collaboration Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail. The JOC, with advice from the JIPC, if formed, shall determine how to best control the defense of any such claim. All costs, liabilities and proceeds (each, if any) associated with the defense of a given claim with respect to an IND Ready Candidate or Collaboration Product shall be [*] by the Parties, provided that neither Party enters into a settlement agreement with such Third Party without the written consent of the other Party, which shall not be unreasonably withheld.

(b) For clarity, the Parties agree that the rights of each Party to defend claims of infringement may be made subordinate to a subsequent partnering agreement if the Collaboration Product is commercialized by Partnered Commercialization.

12. CONFIDENTIALITY

12.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information,” provided that it is marked or otherwise identified as “confidential” or “proprietary.” The Parties agree that during the Term, and for a period of [*] years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party pursuant to arrangements approved by the JOC or permitted by this Agreement, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

12.2 Exceptions. The obligations in Section 12.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Has been published by a Third Party; or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) Has been independently developed by the receiving Party without the aid, application or use of all or any part of Confidential Information.

12.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to Sole IP, Joint IP or DP4 IP;

(b) Regulatory Filings and prosecutions of the same;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, provided that they are bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information to the extent permitted by the Securities and Exchange Commission.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

12.4 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit C. Any other written publication, news release or other written public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required written disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed written disclosure.

12.5 Publications. Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review and consent by the other Party. Subject to Section 12.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any IND Ready Candidate or Collaboration Product at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JOC, with advice from the JIPC, if formed, will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 12.1. Nothing contained in this Section 12.5 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation or advertising or promotional materials used during commercialization in order to permit the filing of a patent application shall be referred to the JOC.

13. TERM AND TERMINATION

13.1 Term of the Agreement. The term during which this Agreement is in effect (the “Term”) shall commence on the Effective Date and shall continue indefinitely until this Agreement is terminated in accordance with Section 13.2(b) or by written agreement of the Parties. In the event of expiration of this Agreement pursuant to this Section 13.1, the following provisions of this Agreement shall survive: Sections 8.3(b), 10.7, 11.1, 13.1, and 13.4, and Articles 12, 15, 16 and 17.

13.2 Early Termination.

(a) Termination for Material Breach.

(i) If either Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the other Party may deliver notice of such breach to the breaching Party. In such notice, the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have thirty (30) days to either cure such breach or, if cure cannot be reasonably effected within such thirty (30) day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach.

(ii) If the Party receiving notice of breach fails to cure such breach within the thirty (30) day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may, upon thirty (30) days advance written notice, terminate the breaching Party’s active involvement in this Agreement by converting all Collaboration Products to Terminated Products of the breaching Party. If Syrrx is the breaching Party, then all Collaboration Products shall become Syrrx Terminated Products as of the effective date of such termination. If PPD is the breaching Party, then all Collaboration Products shall become PPD Terminated Products as of the effective date of such termination and Syrrx shall have the option set forth in Section 13.3.

(iii) If a Party gives notice of termination under this Section 13.2(a) and the other Party disputes whether (a) it was in material breach of this Agreement, (b) it had failed to cure such breach, or (c) the proposed corrective plan or the actions being taken to carry it out is not commercially practical, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 16. If as a result of such dispute resolution process it is determined that the disputing Party had failed to cure a material breach of this Agreement, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination. If as a result of such dispute resolution process it is determined that the disputing Party had not committed a material breach or had timely cured such material breach, then no termination shall have occurred and this Agreement shall have remained in effect. If, as a result of such dispute resolution process, it is determined that the disputing Party’s proposed corrective plan or the actions being taken to carry it out are commercially practical, then the disputing Party shall promptly and diligently implement such plan and shall cure such breach within the time frame set forth in the plan.

(b) Voluntary Termination for Inactivity. This Agreement may be terminated by either Party, upon thirty (30) days prior written notice provided no earlier than

(i)	the [*];or

(ii)	the [*].

In the event of early termination of this Agreement pursuant to this Section 13.2(b), the following provisions of this Agreement shall survive: Sections 8.3(b), 10.7, 11.1, 13.2(b), and 13.4, and Articles 12, 15, 16 and 17.

(c) Voluntary Termination of Individual Collaboration Products.

(i) Prior to the expiration of the Term, either Party may terminate its rights and obligations under this Agreement with respect to a particular Collaboration Product in its discretion upon [*] prior written notice to the other Party. Upon the effective date of such termination, such Product shall cease to be a part of the Collaboration and will become a “PPD Terminated Product” if PPD was the terminating Party and a “Syrrx Terminated Product” if Syrrx was the terminating Party. The terminating Party shall remain obligated to perform all duties under the Development Plan or Commercialization Plan with respect to such Collaboration Product until the effective date of such termination.

(ii) If PPD terminates a particular Collaboration Product pursuant to this Section 13.2(c), then (1) Syrrx shall have the right to exercise the option set forth in Section 13.3 within [*] of receipt of PPD’s written notice of termination with respect to a particular Collaboration Product, (2) PPD shall assign to Syrrx all of PPD’s right, title and interest in and to the PPD Information, Regulatory Documentation, Regulatory Filings and Regulatory Approvals, for such PPD Terminated Product, (3) PPD shall provide Syrrx with at least two (2) accurate and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

legible copies (including both paper and electronic copies, where available) of all such PPD Information, (4) upon Syrrx’s written request, PPD shall assign to Syrrx all PPD Specific Third Party Agreements for such PPD Terminated Product that are specified in such request, and (5) upon Syrrx’s written request, PPD shall grant Syrrx a right, under all PPD Generic Third Party Agreements for such PPD Terminated Product that are specified in such request, to receive supply of such PPD Terminated Product (including in bulk, finished or any intermediate form) or other products or services related to such PPD Terminated Product. Syrrx may grant licenses or sublicenses under the DP4 IP, PPD Information and Syrrx Information, with respect to PPD Terminated Products. Syrrx may grant a Third Party rights with respect to any Regulatory Filing or Regulatory Documentation pertaining to a PPD Terminated Product.

(iii) If Syrrx terminates a given Collaboration Product pursuant to Section 13.2(c), then (1) Syrrx shall assign to PPD all of Syrrx’s right, title and interest in and to the Syrrx Information for such Syrrx Terminated Product, (2) Syrrx shall provide PPD with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all such Syrrx Information, (3) upon PPD’s written request, Syrrx shall assign to PPD all Syrrx Specific Third Party Agreements for such Syrrx Terminated Product that are specified in such request, and (4) upon PPD’s written request, Syrrx shall grant PPD a right, under all Syrrx Generic Third Party Agreements for such Syrrx Terminated Product that are specified in such request, to receive supply of such Syrrx Terminated Product (including in bulk, finished or any intermediate form) or other products or services related to such Syrrx Terminated Product. PPD may grant licenses or sublicenses under the DP4 IP, PPD Information and Syrrx Information, with respect to Syrrx Terminated Products. PPD may grant a Third Party rights with respect to any Regulatory Filing or Regulatory Documentation pertaining to a Syrrx Terminated Product.

13.3 Option for PPD Development and Commercialization Services.

(a) PPD hereby grants Syrrx the option to require PPD to perform all of its obligations, with respect to one or more PPD Terminated Products, each chosen by Syrrx in its discretion, under the Development Plan and Commercialization Plan that were in effect at the time that Syrrx provided notice of termination pursuant to Section 13.2(a) or PPD provided notice of termination pursuant to Section 13.2(c), as applicable.

(b) If Syrrx exercises such option, PPD shall perform such obligations for up to [*] after the effective date of such termination, and Syrrx shall pay PPD the rates described in Section 1.17. The Parties shall enter into a written agreement for PPD to provide such services to Syrrx upon PPD’s standard terms and conditions. In the event that Syrrx and PPD do not enter into such agreement, PPD shall have no further obligation under such option with respect to such PPD Terminated Product.

(c) Syrrx may exercise such option by written notification to PPD within [*] of Syrrx’s termination notice pursuant to Section 13.2(a) or Syrrx’s receipt of notice from PPD under Section 13.2(c).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.4 Accrued Rights and Liability The termination of this Agreement or the rights and obligations with respect to obligations for a particular Collaboration Product, shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

14. REPRESENTATIONS AND WARRANTIES

14.1 Mutual Authority and No Conflict. Syrrx and PPD each represents and warrants to the other that (i) it has the authority and right to enter into and perform this Agreement and (ii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound.

14.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in research or development under this Agreement or with respect to Target Inhibitors, (i) the restrictions of this Agreement which apply to the activities of a Party with respect to IND Ready Candidates and Target Inhibitors shall apply equally to the activities of such Affiliate, (ii) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 8) as if such intellectual property had been developed by the Party, and (iii) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that such Affiliate shall abide by the confidentiality obligations set forth in Article 12 as if such Affiliate were such Party.

14.3 Existing Syrrx IP Rights. Syrrx represents and warrants that, as of the Effective Date, it is the owner or licensee, with right to sublicense and grant the rights as provided for herein, of all Syrrx Existing IP that is also DP4 IP. Syrrx further warrants that, as of the Effective Date, it: (a) has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in such Syrrx Existing IP to the extent necessary for conducting the Collaboration in the Field; (b) is not aware of any ground rendering any of the issued patents that are part of Syrrx Existing IP that is also DP4 IP invalid or unenforceable; (c) is not aware of any material defect regarding the preparation or prosecution of any pending patents that are part of Syrrx Existing IP that is also DP4 IP that would render a patent issuing therefrom invalid or unenforceable; and (d) has no knowledge of the existence of any patent or other intellectual property right owned or Controlled by a Third Party not already disclosed to PPD that it believes dominates Syrrx Existing IP that is also DP4 IP or would materially preclude the Parties from conducting the Collaboration.

14.4 [*]. Syrrx represents and warrants that, as of the Effective Date, (i) it has not received any notice or other communication [*] with respect to Initial Target Inhibitors, and (ii) that [*] does not possess any rights with respect to Initial Target Inhibitors that would prevent the Parties from conducting the Collaboration.

14.5 Initial Target Inhibitors. Syrrx represents and warrants that, as of the Effective Date, (i) all Target Inhibitors that have been identified as of the Effective Date have been disclosed in writing to PPD by Syrrx, (ii) to Syrrx’s knowledge, the Initial Target Inhibitors and methods by which Syrrx intends to make or use them do not infringe or misappropriate the intellectual property rights of any Third Party, and (iii) Syrrx has not received any notice or other communication alleging that an Initial Target Inhibitor infringes or misappropriates the intellectual property rights of a Third Party.

14.6 Disclosure of Negative Data. Syrrx represents and warrants that, as of the Effective Date, it has provided to PPD all material Initial Target Inhibitor data relating to efficacy and toxicity in Syrrx’s possession as of November 14, 2003 in form mutually agreed upon by the Parties.

14.7 Existing PPD Patent Rights. PPD represents and warrants that it or one of its Affiliates is the owner or exclusive licensee, with right to sublicense and grant the rights as provided for herein, of PPD Existing Patent Rights that is also DP4 IP. PPD further warrants that, as of the Effective Date, neither PPD nor any Affiliate: (a) has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in such PPD Existing Patent Rights to the extent necessary for conducting the Collaboration in the Field; (b) is aware of any ground rendering any of the issued patents that are part of PPD Technology invalid or unenforceable; (c) is aware of any material defect regarding the preparation or prosecution of any pending patents that are part of PPD Existing IP that is also DP4 IP that would render a patent issuing therefrom invalid or unenforceable; and (d) has knowledge of the existence of any patent or other intellectual property right owned or Controlled by a Third Party not already disclosed to Syrrx that it believes dominates PPD Existing Patent Rights that is also DP4 IP or would materially preclude the Parties from conducting the Collaboration.

14.8 Rates.

(a) PPD represents and warrants that, at the time PPD or one of its Affiliates performs activities under a Development Plan, the cost for such activities for which PPD seeks approval from the JOC shall be no more than [*] of the normal and customary rates PPD or one of its Affiliates charges Third Parties at that time, in arm’s length transactions, for equivalent activities.

(b) Syrrx represents and warrants that, at the time Syrrx or one of its Affiliates performs activities under a Development Plan, the rates for which Syrrx seeks approval from the JOC are no more than [*] of the normal and customary rates Syrrx or one of its Affiliates charges Third Parties at the time, in arm’s length transactions, for equivalent activities.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

15. INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1 Indemnification

(a) Subject to Section 15.2, each Party hereby agrees to defend and hold harmless the other Party and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action brought by a Third Party against such Indemnitee based on: (i) breach by the indemnifying Party of a representation or warranty contained in this Agreement; (ii) breach of this Agreement or applicable law by the indemnifying Party; and/or (iii) the negligence or willful misconduct of the indemnifying Party in the performance of this Agreement; except to the extent such Losses result from (1) breach by the non-indemnifying Party of a representation or warranty contained in this Agreement or Indemnitee; (2) breach of this Agreement or applicable law by the non-indemnifying Party; and/or (3) the negligence or willful misconduct of the non-indemnifying Party or Indemnitee in the performance of this Agreement.

(b) In the event that an Indemnitee is seeking indemnification under Section 15.1(a), it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim.

15.2 Limitation of Liability. EXCEPT FOR A BREACH OF SECTION 8.2(b), 9.4, 8.4(b), 9.5 OR 12.1 OR AS SPECIFICALLY PROVIDED IN SECTION 15.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

16. DISPUTE RESOLUTION.

16.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement. The JOC shall serve as the initial forum for resolving all such disputes. If the JOC is unable to resolve any dispute within fifteen (15) days, any Party may, by written notice to the other, have such dispute referred to Chief Executive Officers of the Parties (or the most senior member of the Party’s management, if such Party does not then have a Chief Executive Officer) for attempted resolution by good faith negotiations within fifteen (15) days after such notice is received. In the event the Chief Executive Officers are not able to resolve such dispute within such fifteen (15) day period, either Party may then invoke the provisions of Section 16.2, 16.14 or 16.15, as applicable.

16.2 Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement that is not resolved pursuant to Section 16.1, except for a dispute, claim or controversy under Section 16.14 or 16.15, may be submitted by either Party for final and binding arbitration in accordance with the terms of this Agreement by American Arbitration Association (“AAA”) rules. The arbitration will be conducted in a geographically neutral site within the United States that is mutually agreed by the Parties or, in the absence of such agreement, chosen by the arbitrator. The arbitration will be conducted under the rules then in effect for AAA, except as provided herein, and the Parties consent to the personal jurisdiction of the United States federal courts, for any cause arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with such rules of AAA.

16.3 Arbitrator.

(a) Subject to Section 16.3(b), the arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by AAA. Failing the agreement of the Parties as to the selection of the arbitrator within fifteen (15) days, the arbitrator shall be appointed by AAA within the subsequent fifteen (15) days.

(b) Upon the written request of either Party prior to the commencement of the arbitrator’s duties pursuant to this Article 16, there shall be three (3) arbitrators rather than one (1). If such request is made prior to the selection of an arbitrator pursuant to Section 16.3(a), then within fifteen (15) days of such request each Party shall select one (1) neutral, independent and impartial arbitrator from the pool of retired federal judges presented to the Parties by AAA and within fifteen (15) days thereafter those two (2) arbitrators shall select the third (3rd) arbitrator from such pool. If such request is made after the selection of an arbitrator pursuant to Section 16.3(a), then within fifteen (15) days of such request each Party shall select one (1) additional arbitrator from the pool from which the first arbitrator was selected.

16.4 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside Delaware.

16.5 Rules of Procedure. The Parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure and the local rules of the Federal District Court in San Francisco, California, provided, however, that all discovery shall be conducted expeditiously within the time limit set by the arbitrator selected pursuant to Section 16.3. At the hearing, the Parties may present testimony (either by live witness or deposition) and documentary evidence. Each Party shall have the right to be represented by counsel.

16.6 Rules of Evidence. The Federal Rules of Evidence shall apply to any and all matters submitted to final and binding arbitration under this Agreement.

16.7 Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate Federal rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator pursuant to Section 16.5). Reasons for the arbitrator’s decisions should be complete and explicit. A full transcript and record of the proceedings as well as written decisions including all determinations of law and fact shall be provided for the appellate process. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrator as provided for in Section 16.3.

16.8 Award.

(a) The award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

(b) If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

(c) Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that a judgment of the Federal District Court in Delaware having jurisdiction may be entered upon the final award and that other courts may award full faith and credit to such judgment in order to enforce such award.

(d) The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(e) With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages (including, without limitation, consequential damages).

16.9 Costs. Except as set forth in Section 16.8, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

16.10 Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

16.11 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

16.12 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of the contract for any reason.

16.13 Jurisdiction. For the purposes of this Article 16, the Parties acknowledge their diversity (Syrrx having its principal place of business in California and PPD having its principal place of business in North Carolina) and, with respect to an award in favor of Syrrx, agree to accept the jurisdiction of the Federal District Court in Delaware, and, with respect to an award in favor of PPD, agree to accept the jurisdiction of the Federal District Court in Delaware in each case for the purposes of enforcing awards entered pursuant to this Article 16 and for enforcing the agreements reflected in this Article 16.

16.14 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use, importation, offer for sale or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

16.15 Neutral Determination. Any dispute, controversy or claim relating to the adoption of an updated Development Plan, Development Budget, Commercialization Plan or Commercialization Budget that is not resolved pursuant to Section 16.1 may be submitted by either Party to a mutually agreed Third Party with substantial experience regarding the development and marketing of pharmaceutical products (the “Neutral”). Within ten (10) days of the identification of the Neutral, each Party shall submit to the Neutral in writing its proposal for the updated Development Plan, Development Budget, Commercialization Plan or Commercialization Budget, as the case may be. The Neutral shall have the authority to determine whether one proposal is more consistent with the typical practices of the pharmaceutical industry with respect to the development or commercialization (as applicable) of a therapeutic product for such disease than the other proposal. If the Neutral determines that one proposal is more consistent, then such proposal shall become such updated Development Plan, Development Budget, Commercialization Plan or Commercialization Budget, as the case may be. If the Neutral determines that the two proposals are equally consistent, then the Neutral shall craft an updated Development Plan, Development Budget, Commercialization Plan or Commercialization Budget, as the case may be, that is a reasonable compromise between the terms of the two proposals. The Parties shall equally share the costs associated with the Neutral’s activities under this Section 16.15. The Parties shall direct the Neutral to complete his or her obligations under this Section 16.15 be completed within thirty (30) days after the Parties’ submissions of their proposals, and each Party shall reasonably cooperate to allow such obligations to be completed within such time period.

17. MISCELLANEOUS

17.1 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

17.2 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt

Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 17.2(b), the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, including without limitation, the right to continue to prosecute and maintain Patents, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it. For purposes of clarification, all intellectual property provided to the non-Bankrupt Party pursuant to the provisions of this Section 17.2(b) shall be subject to the licenses set forth elsewhere in this Agreement, but shall not be subject to the negative covenants of the non-Bankrupt Party set forth in Section 9.4 or 9.5, as the case may be.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of Section 17.2(b) shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

17.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

17.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Syrrx:	Syrrx, Inc.

10410 Science Center Drive

San Diego, CA 92121

Fax: (858) 550-0526

Attention: General Counsel

For PPD:	Development Partners, LLC

3151 South 17th Street

Wilmington, NC 28412

Fax: (910) 762-5820

Attention: President

With a copy to:	Pharmaceutical Product Development, Inc.

3151 South 17th Street

Wilmington, NC 28412

Fax: (910) 762-5820

Attention: General Counsel

17.5 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

17.6 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon reasonable request.

17.7 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

17.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

17.9 Assignment. Except as expressly provided herein, neither Party may sell, assign, transfer, convey, license, sublicense, pledge, or otherwise dispose (collectively “assignment”) this Agreement, any rights or obligations under this Agreement, DP4 IP, Syrrx Technology, PPD Technology, PPD Information and Syrrx Information, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, (A) that a Party may make such an assignment without the other Party’s consent to (i) an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and that the assigning Party remains liable for the full and complete performance of the obligations hereunder or (ii) in conjunction with a Change of Control of such Party; and (B) either Party may sell, assign, transfer, convey, license, sublicense, pledge, or otherwise dispose to a Third Party without the other Party’s consent any right to milestone payments, Product Profits, Independent Profits, Licensing Revenues, Partnering Profits or other earned payments that may inure to that Party’s benefit pursuant to the terms of this Agreement, provided, however, that Syrrx may not exercise any right under this Section 17.9(B) at any time that any Phase III Loan is outstanding unless the outstanding principal, accrued and unpaid interest and other sums due in owing under any outstanding Phase III Loan is repaid to PPD in conjunction with such exercise. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.9 shall be null and void and of no legal effect.

17.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.14 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

17.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

17.16 Tax Treatment and Tax Structure Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence, (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

17.17 No Use of Name. Except as set forth in Article 12 hereof, neither Party shall use in writing the name of the other Party without the other Party’s written consent unless such writing simply refers to the existence of this Agreement or other information such concerning this Agreement that has been previously publicly disclosed.

17.18 Performance Guarantee.

(a) PPD, Inc. hereby fully and unconditionally guarantees to Syrrx (i) PPD’s performance of each and every one of its obligations under this Agreement, (ii) the performance of PPD Development LP, PPD Discovery, Inc. and each additional Affiliate of PPD that performs work pursuant to this Agreement, and (iii) with respect to each Affiliate of PPD that receives Confidential Information of Syrrx pursuant to this Agreement, such Affiliates’ performance of Article 12. PPD, Inc. expressly waives any requirement that Syrrx exhaust any right, power or remedy or proceed against PPD or any Affiliate of PPD for any obligation or performance hereunder. PPD, Inc. agrees to be bound by the provisions of Article 16. With the exception of the rights expressly granted to Syrrx in this Section 17.18(a), nothing expressed or implied from this Section 17.18(a) is intended to or shall be construed to give to any person or entity other than Syrrx any legal or equitable rights, remedy or claim under or in respect of this Section 17.18(a), and this Section 17.18(a) is intended to be and is for the sole and exclusive benefit of Syrrx. No person or entity, other than Syrrx, is an intended third-party beneficiary of this Section 17.18(a) in any respect whatsoever. For clarity, the foregoing two sentences shall not be interpreted as limiting the ability of any successor or permitted assign of Syrrx to exercise Syrrx’s rights pursuant to this Section 17.18(a).

(b) Syrrx hereby fully and unconditionally guarantees to PPD (i) the performance of each of its Affiliates that performs work pursuant to this Agreement, and (ii) with respect to each Affiliate of Syrrx that receives Confidential Information of PPD pursuant to this Agreement, such Affiliate’s performance of Article 12. Syrrx expressly waives any requirement that PPD exhaust any right, power or remedy or proceed against any Affiliate of Syrrx for any obligation or performance hereunder. With the exception of the rights expressly granted to PPD in this Section 17.18(b), nothing expressed or implied from this Section 17.18(b) is intended to or shall be construed to give to any person or entity other than PPD any legal or equitable rights, remedy or claim under or in respect of this Section 17.18(b), and this Section 17.18(b) is intended to be and is for the sole and exclusive benefit of PPD. No person or entity, other than PPD, is an intended third-party beneficiary of this Section 17.18(b) in any respect whatsoever. For clarity, the foregoing two sentences shall not be interpreted as limiting the ability of any successor or permitted assign of PPD to exercise Syrrx’s rights pursuant to this Section 17.18(b).

17.19 Affiliates.

(a) PPD, Inc. agrees that it will not take, and will prohibit all Affiliates of PPD from taking, any action that PPD is prohibited from taking under this Agreement as if PPD, Inc. and all Affiliates of PPD were parties to this Agreement. Except as expressly set forth herein, PPD Development LP, PPD Discovery, Inc., and all other Affiliates of PPD that perform one or more obligations of PPD under this Agreement, or Control PPD Technology or PPD Existing Patent Rights, shall be governed and bound by all provisions of this Agreement that employ the terms “PPD”, “Party” or “Parties,” including without limitation Sections 1.4, 1.17, 1.21, 1.52, 1.55, 1.78, 1.80, 1.82, 3.11, 8.2, 8.3, 9.1, 9.4, 10.1, 10.7, 11.1, 11.2, 14.1, 14.2, 14.7, 14.8, 15.1, and 17.2 and Articles 12 and 16. For clarity, the foregoing means that each occurrence of “PPD”, “Party” or “Parties” in this Agreement shall be understood as applying to PPD, PPD Development LP, PPD Discovery, Inc., and all such other Affiliates of PPD that perform one or more obligations of PPD under this Agreement, or Control PPD Technology or PPD Existing Patent Rights. In addition, all Affiliates of PPD that receive Confidential Information of Syrrx pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 12.

(b) Syrrx agrees that it will not take, and will prohibit its Affiliates from taking, any action that Syrrx is prohibited from taking under this Agreement as if Syrrx’s Affiliates were parties to this Agreement. Except as expressly set forth herein, all Affiliates of Syrrx that perform one or more obligations of Syrrx under this Agreement or Control Syrrx Technology or Syrrx Existing IP shall be governed and bound by all provisions of this Agreement that employ the terms “Syrrx”, “Party” or “Parties,” including without limitation Sections 1.21, 1.52, 1.55, 1.100, 1.102, 1.104, 8.1, 8.4, 9.2, 9.5, 10.7, 11.1, 11.2, 14.1, 14.2, 14.3, 14.8, 15.1, and 17.2, and Articles 12 and 16. For clarity, the foregoing means that each occurrence of “Syrrx”, “Party” or “Parties” in this Agreement shall be understood as applying to both Syrrx and such Affiliates of Syrrx. In addition, all Affiliates of Syrrx that receive Confidential Information of Syrrx pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 12.

(c) PPD and Syrrx shall have the right to subcontract, in accordance with Section 14.2, with an Affiliate for all or any part of that Party’s performance obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

DEVELOPMENT PARTNERS, LLC		SYRRX, INC.
By: Applied Bioscience International Inc., its Sole Manager

By:		By:
Name:	Fredric N. Eshelman	Name:	Stephen W. Kaldor
Title:	President	Title:	President & CSO
Date:		Date:

PPD, INC., by its signature below, executes and delivers this Agreement to Syrrx for the sole and limited purpose of agreeing to be bound by the provisions of Sections 17.18 and 17.19.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:
Name:	Fredric N. Eshelman
Title:	Chief Executive Officer
Date:

EXHIBIT A

DETERMINATION OF CERTAIN ACCOUNTING TERMS

“Product Profit” shall be determined in the manner specified below and in Exhibit B. All amounts shall be determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied. Except where the context requires otherwise, capitalized terms used but not defined below shall have the meanings assigned to them in the Collaboration Agreement to which this Exhibit A is attached.

1. COST OF GOODS SOLD

1.1 “Cost of Goods Sold” means the cost of Collaboration Product shipped in either bulk or final therapeutic form, as the Parties may then agree. As used herein, “cost” shall mean all direct material, direct labor, overhead attributable to the Collaboration Product. The costs of manufacturing shall be calculated in accordance with cost accounting methods, consistently applied, of the Party performing the work.

Direct material costs shall include, but not be limited to, the costs incurred in purchasing raw materials, including sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

Direct labor shall include, but not be limited to, the cost of employees engaged in direct manufacturing activities who are directly employed in Collaboration Product manufacturing and packaging.

Overhead attributable to the Collaboration Product shall include allocations of indirect labor, administration costs, and facilities costs including electricity, gas, water, sewer, waste disposal, property taxes, insurance, rent, maintenance, and depreciation over the expected life of buildings and machinery. Such allocations shall be in accordance with cost accounting methods, consistently applied, of the Party performing the work. Overhead shall not include costs associated with capacity not incorporated into standard unit costs. Standard unit costs shall exclude costs associated with excess capacity not directly related to Collaboration Products.

To the extent Collaboration Products are manufactured under arrangements with Third Parties, Costs of Goods Sold shall also include manufacturing variances and other attributable costs not in standard (but excluding capacity not incorporated into standard manufacturing unit costs) such as, but not limited to, excess and obsolescence, inventory reserves, and batches that do not conform to specification to the extent within the limits to be established by the Parties at the time manufacturing commences.

The cost of Collaboration Product manufactured by Third Parties shall equal the Manufacturing Party’s actual costs therefor.

1.2 Excluded Costs. Notwithstanding the foregoing, Cost of Goods Sold shall exclude administrative costs other than indirect manufacturing labor specifically attributable to the Collaboration Product being manufactured. Such excluded administrative costs shall be separately recovered under the category of Allocated Administrative Costs.

2. COMMERCIALIZATION COSTS

Commercialization Costs shall be the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, and Education, each of which is specified below, and all other costs which are generally consistent with the Commercialization Plan and attributable to the sale, promotion or marketing of Collaboration Products. Allocating methodology to be used in accordance with this Section 2 shall be approved by the JOC.

2.1 “Selling Expenses” shall mean all costs and expenses directly associated with the efforts of field sales representatives with respect to Collaboration Products, including field sales force (including field sales managers); field sales offices; home offices staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under co-promotion agreements approved by the Steering Committee. Field samples shall normally be charged to Trade Promotion, but if sales management has direct decision making authority for the distribution of field sales samples, it may be appropriate to charge these costs to Selling Expenses. The costs of detailing sales calls shall be allocated based on field force time at an accounting charge rate consistently applied which is no less favorable to the Collaboration Products than the internal charge rate used by the Lead Marketing Party for its own internal cost accounting purposes for products other than Collaboration Products (excluding internal profit margins and markups).

2.2 “Marketing Management” shall include product management and sales promotion management compensation and departmental expenses, including product related public relations, relationships with opinion leaders and professional societies, health care economics studies, contract pricing and administration, market information systems, governmental affairs activities for reimbursement, formulary acceptance and other activities directly related to the Collaboration Products, management and administration of managed care and national accounts and other activities associated with developing overall sales and marketing strategies and planning for Collaboration Products. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement shall be included in this category. Such costs may be allocated on a percent of sales or other basis consistently applied which is no less favorable to the Collaboration Products than the internal allocation for the Lead Marketing Party’s other products.

2.3 “Market and Consumer Research” shall include compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Collaboration Products such as market share services (e.g., IMS data), special research testing and focus groups. Expenditures not directly related to a product may be allocated on a percent of sales or other basis consistently applied which is no less favorable to the Collaboration Products than the internal allocation for Lead Marketing Party’s other products.

2.4 “Advertising” shall mean all costs incurred for the advertising and promotion of Collaboration Products through any means, including, without limitation, (i) television and radio advertisements; (ii) advertisements appearing in journals, newspapers, magazines or other media; (iii) seminars and conventions; (iv) packaging design; (v) professional education programs; (vi) samples, visual aids and other selling materials; (vii) hospital formulary committee presentations; (viii) presentations to state and other governmental formulary committees, and (ix) all media costs associated with Collaboration Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

2.5 “Trade Promotion” shall include the allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Collaboration Products. This shall include purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and field sales samples. To the extent multiple products are involved and some of such products are not Collaboration Products, then such allowances shall be allocated on a pro rata basis based upon Net Sales of each respective product during the most recent quarter.

2.6 “Consumer Promotion” shall include the expenses associated with programs to promote Collaboration Products directly to the end user. This category shall include expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not Collaboration Products, then such allowances shall be allocated on a pro rata basis based upon Net Sales of each respective product during the most recent quarter.

2.7 “Education” shall include expenses associated with professional education with respect to Collaboration Products through any means not covered above, including articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

3. DISTRIBUTION EXPENSES

Distribution Expenses shall be an amount equal to a percentage of Net Sales to be determined after the characteristics and anticipated price of the Collaboration Products have been determined. Such percentage shall be agreed upon by the Parties in good faith, and shall be designed to approximate Lead Marketing Party’s cost of distributing such Products.

4. POST-LAUNCH PRODUCT R&D EXPENSES

Post-Launch Product R&D Expenses shall include certain research and development costs incurred by a Party in relation to a Collaboration Product after the first commercial launch of such Collaboration Product and shall exclude administrative expenses and costs that are included within Costs of Goods Sold or Development Expenses. Such post-launch research and development costs shall include:

4.1 Phase IIIb Clinical Trials.

4.2 Phase IV Clinical Trials.

4.3 Ongoing product support.

4.4 Ongoing medical affairs.

4.4 Preclinical research.

4.5 Contract R&D costs performed by others for a particular project that have no alternative future uses in other R&D projects or otherwise.

4.6 Fees and expenses of outside counsel in respect of regulatory affairs unrelated to obtaining Regulatory Approvals.

5. ALLOCATED ADMINISTRATION EXPENSES

The costs eligible for allocation as Allocated Administration Expenses shall include, but not be limited to the following: The direct costs of finance, management information services, human resources and employees engaged in general management functions (excluding general corporate administration) for the operating units in question, including direct costs of employees performing administration functions, the costs of supporting such individuals in the performance of their job (e.g., occupancy costs, travel, computers, and telephones), and outside services (e.g., consulting and audit services). Such costs shall be calculated in accordance with the customary accounting methodology of the Party incurring such expenses, consistently applied throughout such organization. Such costs shall be allocated based on the total efforts of the Party (i.e. allocated to all projects which the company undertakes including research and development, sales of products, general corporate matters, etc.) and shall exclude any excess capacity due to changes in the Party’s business operations. Cost categories included within Allocated Administration Expenses shall not be included in any other cost recoverable under this Agreement.

The Parties shall mutually agree upon a fixed percentage of Net Sales to cover the expected Allocated Administration Expenses.

6. CURRENCY GAINS OR LOSSES

Currency Gains or Losses shall include the following:

6.1 Unhedged Transactions. Transaction gains or losses resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated. The transaction gain or loss is determined by measuring the increase or decrease in the functional currency cash flow due to the changes in the exchange rate from the date of the transaction to the settlement date. The difference between the functional currency amount calculated using the current exchange rate at the transaction date and the amount calculated using the currency exchange rate at the settlement date is the transaction gain or loss. Transaction gains or losses on unsettled foreign currency transactions are also reported in this manner. When there is a balance sheet date between the transaction date and settlement date, the gain or loss on the unsettled balance shall be measured using the current exchange rate at the balance sheet date.

6.2 Hedged Transactions. For purposes of this collaboration, neither Party shall buy or sell forward, directly or indirectly, foreign currencies in amounts greater than those which can reasonably be expected to be received or paid, as the case may be, over the relevant time period. If a Party enters into a hedged transaction, the gain or loss realized from the hedge must be included in the underlying transaction. If the currency transaction gain or loss has been included in Net Sales, inventories, Costs of Goods Sold, etc., it shall not be included in this category. Hedging transactions shall be included in any Commercialization Plan and shall be approved by the JOC.

7. CALCULATION OF THE COST OF CAPITAL ALLOWANCE. “Cost of Capital Allowance” means the amount recoverable by either Party under this Agreement for the use of its Utilized Capital allocated to the Commercialization of the Collaboration Products after the first commercial launch of a Collaboration Product. The JOC shall establish a cost of capital rate to be utilized by both Party’s which shall be designed to reflect a reasonable rate of return on capital employed for the current market conditions. “Utilized Capital” means the amount of the Parties’ capital specifically Attributable to the support of a particular Collaboration Product following the first commercial launch of such Collaboration Product, and shall consist of for each Party the then current net book value (i.e., original cost less accumulated depreciation) of facility and equipment utilized specifically in respect of such support activities. If the facility and equipment of a Party are utilized in connection with the support of a Collaboration Product but such facility and equipment were not built or acquired specifically for such products, then the Party in question shall be entitled to include as an element of Utilized Capital an amount equal to the book value of such facility and equipment as of the relevant dates after the first commercial launch multiplied by the percentage of total use of such facility, excluding excess capacity during such quarter for support of the Collaboration Products. The Parties shall attempt to agree upon a fixed percentage of Net Sales to cover the expected Cost of Capital Allowance.

8. REGULATORY EXPENSES

“Regulatory Expenses” shall mean all costs incurred to comply with all Regulatory Approvals and all regulatory agencies, including FDA user and other fees, reporting, and other regulatory affairs activities.

9. ALLOCATION OF COSTS. The following guidelines shall be used to allocate costs to the Collaboration Products:

(a) If the expense is specifically and exclusively used for the Commercialization of a Collaboration Product, 100% of such expense shall be an Allowable Expense.

(b) If the expense is not specifically and exclusively used for the Commercialization of a Collaboration Product (i.e., for other products of Lead Marketing Party), it shall be allocated based on objective means (such as man-hours or amounts consumed) as determined by the JOC.

(c) No item of cost shall be duplicated in any of the categories comprising Allowance Expenses.

EXHIBIT B

FINANCIAL STATEMENT FORMAT

	Total DP-4 Product Line P(L)	% Net Sales
Gross Sales

Less:
Transportation Charges
Credits & Allowances
Taxes & Duties

Net Sales

Cost of Goods Sold:
Standard Material Cost
Standard Direct Labor Costs
Standard Overhead Costs
Manufacturing Variances (with detail)
Total Cost of Goods Sold

Gross Profit

Commercialization Costs:
Selling Expenses (including provisions for uncollectible accounts)
Marketing Management
Market & Consumer Research
Advertising
Trade Promotion
Consumer Promotion
Education
Other
Total Commercialization Costs

Total Distribution Expenses

Post-Launch Product R&D Expenses:
Phase IV Clinical Trials
Product Support
Medical Affairs
Preclinical Research
Other Contract R&D
Total Post-Launch Product R&D Expenses

Allocated Administration Expenses:

Patent Expenses

Currency Gains (Losses):
Unhedged Transactions
Hedged Transactions
Total Currency Gains (Losses)

Cost of Capital Allowance:
Utilized Capital:
Book Value of Capital Expenditures

Cost of Capital (%) (A)

Total Cost of Capital Allowance

Net Sublicense Revenues

Product Profits (Losses)

Equalization Receipt (Payment)

Balance After Equalization